                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[X]  Preliminary Proxy Statement         [ ] Confidential, For Use of the
                                             Commission Only
                                             (as Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12


                                 CLINICOR, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              Preliminary Copies

                                CLINICOR, INC.
            1717 West Sixth Street, Suite 400, Austin, Texas  78703
                           Telephone:  512-344-3300
                              Fax:  512-477-0027
                        ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held November 12, 1997
                        -------------------------------

     You are cordially invited to attend a Special Meeting of Shareholders of Clinicor, Inc. (the "Company") which will be held on Wednesday, November 12, 1997, at 9:00 a.m., Austin, Texas time, at the Company's headquarters at 1717 West Sixth Street, Suite 400, Austin, Texas for the following purposes:

     1. To consider and act upon a proposal to amend the Company's Articles of Incorporation to (i) create a new class of preferred stock, to be denominated "Class B Convertible Preferred Stock," (ii) increase the number of authorized shares of the Company to 75,055,181 to add 50,000 shares of Class B Convertible Preferred Stock, and (iii) redesignate the existing class of Convertible Preferred Stock as Class A Convertible Preferred Stock and modify certain terms of the Convertible Preferred Stock.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on September 26, 1997 are entitled to notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.


TO INSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING.


                              By Order of the Board of Directors,

                              Thomas P. O'Donnell, Chairman of the Board and Chief Executive Officer

Austin, Texas
October 31, 1997

                              Preliminary Copies

                                CLINICOR, INC.
            1717 West Sixth Street, Suite 400, Austin, Texas  78703
                           Telephone:  512-344-3300
                              Fax:  512-477-0027


                                PROXY STATEMENT


PROXY SOLICITATION

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 31, 1997, by the Board of Directors of Clinicor, Inc. (the "Company") in connection with the solicitation of proxies for use at a Special Meeting of Shareholders (the "Special Meeting") to be held at 1717 West Sixth Street, Suite 400, Austin, Texas on November 12, 1997 at 9:00 a.m., Austin, Texas time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means.

     This Proxy Statement and enclosed proxy card are being initially mailed or delivered to shareholders on or about October 31, 1997.


PURPOSES OF MEETING

     The principal purpose of the meeting is to consider and approve an amendment (the "Amendment") to the Company's Articles of Incorporation to (i) create a new class of preferred stock, to be denominated "Class B Convertible Preferred Stock," (ii) increase the number of authorized shares of the Company to 75,055,181 to add 50,000 shares of Class B Convertible Preferred Stock, and
(iii) redesignate the existing class of Convertible Preferred Stock as Class A Convertible Preferred Stock and modify certain terms of the Convertible Preferred Stock (the "Preferred Stock"). The Board of Directors knows of no other matter other than that stated above to be brought before the meeting.


VOTING RIGHTS

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposal set forth in the accompanying Notice of Special Meeting of Shareholders and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business that may properly come before the meeting or at any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of the shareholders, (ii) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of the shareholders or (iii) attending the Special Meeting and voting in person.

     The Board of Directors has fixed the close of business on September 26, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and all adjournments or postponements thereof. As of the close of business on September 26, 1997, the Company had outstanding 4,086,400 shares of Common Stock and 3,776 shares of Preferred Stock. The representation in person or by proxy of at least a majority of the issued and outstanding shares of capital stock of the Company entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business at the Special Meeting.

     On the proposal to come before the Special Meeting, the holders of the Common Stock and Preferred Stock shall vote together, with each holder of Common Stock entitled to one (1) vote for each share owned and each holder of Preferred Stock entitled to 666-2/3 votes for each share of Preferred Stock owned. The holders of the Preferred Stock and the holders of the Common Stock shall also be entitled to vote separately on the proposal, in each case as a class.
Fractional votes shall not be permitted, and any fractional voting rights of the holders of Preferred Stock (after aggregating all shares into which shares of Preferred Stock held by any holder may be converted) shall be rounded to the nearest whole number.

     The proposal requires the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and Preferred Stock, voting in the manner described above, and also requires approval of the holders of a majority of the shares of Common Stock and of at least two-thirds of the shares of Preferred Stock. Abstentions and broker "non-votes" are counted as represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

     The holders of the Preferred Stock have executed a written consent approving the Amendment and have agreed to vote in favor of the Amendment at the Special Meeting.


                 OWNERSHIP OF COMMON STOCK AND PREFERRED STOCK

     The Company is authorized to issue 75,000,000 shares of Common Stock. As of September 26, 1997, there were 4,086,400 shares of Common Stock issued and outstanding. The Company is authorized to issue 5,181 shares of Preferred Stock. As of September 26, 1997, there were 3,776 shares of Preferred Stock issued and outstanding.


COMMON STOCK

     The following table sets forth as of September 26, 1997, information with respect to the beneficial ownership of the Company's outstanding Common Stock by
(i) each director of the Company, (ii) each of the Company's executive officers,
(iii) all directors and executive officers of the Company as a group and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them. Pursuant to the beneficial ownership rules under the Securities Exchange Act of 1934, as amended, each named person and all directors and executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within sixty (60) days of September 26, 1997 through the exercise of options or warrants. The number of shares and percentages set forth opposite each shareholder's name in the table below assumes the exercise of all such options and warrants. However, the number of shares of Common Stock issuable upon exercise by any given shareholder are not included in calculating the percentage of Common Stock beneficially owned by any other shareholder.

Name and Address of                     Shares Beneficially    Percent of
Beneficial Owner                              Owned               Class
----------------                        --------------------    -----------

The Oracle Group                               2,737,033(1)       40.2%
712 Fifth Avenue, 45th Floor
New York, New York  10019

Robert S. Sammis                               1,024,617(2)       24.9%
1717 West 6th St., #400
Austin, Texas  78703

O'Donnell Family Limited Partnership             787,536(3)       19.3%
1717 West 6th St., #400
Austin, Texas  78703

Robert K. Williams, III                          469,506(4)       11.3%
153 Kingswood Circle
Danville, California  94506

Thomas P. O'Donnell                              324,617(5)        7.9%
1717 West 6th St., #400
Austin, Texas  78703

Randolph J. Haag                                 227,231(6)        5.4%
359 Jacaranda
Danville, California  94506

Arthur P. Haag                                   183,000(7)        4.4%
11747 Quail Creek Drive
Houston, Texas 77070

Stuart T. Weisbrod, Ph.D.                         15,000(8)         .4%
712 Fifth Avenue, 45th Floor
New York, New York  10019

Zola P. Horovitz, Ph.D.                           12,500(9)         .3%
30 Philip Drive
Princeton, New Jersey  08540

Robert M. Day, Ph.D.                              10,000(10)        .2%
1717 West 6th St., #400
Austin, Texas  78703


Name and Address of                     Shares Beneficially    Percent of
Beneficial Owner                              Owned               Class
----------------                        --------------------    -----------

Joseph L. Dowling                                  5,000(11)        .1%
712 Fifth Avenue, 45th Floor
New York, New York  10019

James W. Clark, Jr.                                  -0-             0%
1717 West 6th Street, #400
Austin, Texas  78703

All Directors and Executive Officers as        1,283,451(12)      30.1%
 a group (8 persons)

____________________________

(1) "The Oracle Group," as used herein, refers to the following funds: Oracle Partners, L.P., Quasar International Partners C.V., Oracle Institutional Partners, L.P. and GSAM Oracle Fund, Inc. The shares listed include 2,517,333 shares that are issuable to The Oracle Group pursuant to The Oracle Group's option to convert 3,776 shares of 8% Convertible Preferred Stock to the Company's Common Stock and 200,000 shares that are issuable to Oracle Partners, L.P., upon exercise of immediately exercisable warrants. The Oracle Group may be deemed to beneficially own such 200,000 shares. Larry N. Feinberg is the Managing General Partner of Oracle Partners, L.P. and Oracle Institutional Partners, L.P. Oracle Investment Management, Inc., which is owned by Mr. Feinberg, acts as the investment manager to Quasar International Partners C.V. and GSAM Oracle Fund, Inc. Mr. Feinberg may be deemed to beneficially own the shares owned by The Oracle Group.

(2) Mr. O'Donnell and Mr. Sammis have entered into agreements with each of Drs. Dell, Ramsdell and Shulman, pursuant to which Messrs. Sammis and O'Donnell are jointly entitled to direct the manner in which the aggregate 291,283 shares owned by Drs. Dell, Ramsdell and Shulman shall be voted. Mr. Sammis may therefore be deemed to beneficially own these shares. Also includes 33,334 shares issuable to Mr. Sammis pursuant to immediately exercisable options.

(3) Ms. Kristina Breen O'Donnell, a daughter of Thomas P. O'Donnell, is the sole officer and director of the general partner of the O'Donnell Family Limited Partnership and has voting and dispositive power with respect to the 787,536 shares owned by the Partnership. Ms. O'Donnell may therefore be deemed to beneficially own these shares.

(4) Includes (i) 109,400 shares held by Guarantee and Trust Co. FBO Robert K. Williams III Sep/IRA, as to which Mr. Williams has voting and dispositive power and (ii) 51,606 shares issuable to Mr. Williams pursuant to immediately exercisable sales agent warrants.

(5) Mr. O'Donnell and Mr. Sammis have entered into agreements with each of Drs. Dell, Ramsdell and Shulman, pursuant to which Messrs. Sammis and O'Donnell are jointly entitled to direct the manner in which the aggregate 291,283 shares owned by Drs. Dell, Ramsdell and Shulman shall be voted. Mr. O'Donnell may therefore be deemed to beneficially own these shares. Also includes 33,334 shares issuable to Mr. O'Donnell pursuant to immediately exercisable options.

(6) Includes (i) 50,000 shares issuable to Mr. Randolph J. Haag pursuant to immediately exercisable options and (ii) 51,606 shares issuable to Mr. Haag pursuant to immediately exercisable sales agent warrants.

(7) Includes 80,000 shares issuable to Mr. Arthur P. Haag pursuant to immediately exercisable options.

(8) Includes 5,000 shares issuable to Dr. Stuart Weisbrod pursuant to immediately exercisable options.

(9) Includes 12,500 shares issuable to Dr. Zola Horovitz pursuant to immediately exercisable options.

(10) Includes 10,000 shares issuable to Dr. Robert M. Day pursuant to immediately exercisable options.

(11) Includes 5,000 shares issuable to Mr. Joseph Dowling pursuant to immediately exercisable options.

(12) Includes (i) 291,283 shares owned by Drs. Dell, Ramsdell and Shulman, as to which Messrs. Sammis and O'Donnell have voting power; (ii) 33,334 shares issuable to Mr. Robert S. Sammis pursuant to immediately exercisable options; (iii) 33,334 shares issuable to Mr. Thomas P. O'Donnell pursuant to immediately exercisable options; (iv) 80,000 shares issuable to Mr. Arthur P. Haag pursuant to immediately exercisable options; (v) 10,000 shares issuable to Dr. Robert M. Day pursuant to immediately exercisable options; (vi) 5,000 shares issuable to Dr. Stuart Weisbrod pursuant to immediately exercisable options; and (vii) 12,500 shares issuable to Mr. Joseph Dowling pursuant to immediately exercisable options.


PREFERRED STOCK

     All of the Company's Preferred Stock is owned by The Oracle Group, as described in footnote (1) to the preceding table. Based upon reports filed with the Securities and Exchange Commission, none of the Preferred Stock is beneficially owned by any director or executive officer of the Company. For convenience, the Preferred Stock, which is proposed to be designated "Class A Convertible Preferred Stock," is referred to hereafter as "A Preferred Stock."


POTENTIAL CHANGE IN CONTROL

     In any election of directors, the holders of A Preferred Stock, voting separately as a class, are currently entitled to elect that number of directors ("Class A Directors") as is proportionate to their ownership interest in the Company, determined on an as-converted basis. On an as-converted basis, the holders of A Preferred Stock currently have a 38.1% interest in the Company, which interest may increase over time as mandatory in-kind dividends are paid with respect to the A Preferred Stock. Upon any default in the payment of dividends on the A Preferred Stock ("Class A Dividend Default"), each Class A Director would be entitled to two votes on all matters on which the directors are entitled to vote, while each director elected by the holders of Common Stock would continue to have the right to cast one vote on such matters. Accordingly, a Class A Dividend Default could result in the directors who have been elected by the holders of A Preferred Stock (currently Dr. Weisbrod, Dr. Horovitz and Mr. Dowling) having voting control with respect to matters presented to the Board.

     If the Class B Convertible Preferred Stock ("B Preferred Stock") is created and issued, then the holders of such securities will, at their option, be entitled to vote as a class to elect one member of the Board of Directors (the "Class B Director"). See the discussion under "Voting Rights" set forth below. If a Class B Dividend Default, as defined under "Dividend Rights," occurs, or if a Class A Dividend Default occurs, then the Class A Directors would be entitled to cast two votes on all matters and the Class B Director would be entitled to cast the same number of votes as may collectively be cast by the Class A Directors, so that the directors elected by the two classes of Preferred Stock would together control the Board. If a Class B Dividend Default occurs and there are no Class A Directors, then the Class B Director would immediately be entitled to that number of votes as would constitute a majority of all votes cast by the Board of Directors.

                             ADOPTION OF AMENDMENT


DESCRIPTION OF CLASS B CONVERTIBLE PREFERRED STOCK

     The Board of Directors of the Company has approved adoption of the Amendment, has found the Amendment to be in the best interest of the Company and has recommended that the shareholders of the Company vote in favor of the Amendment. For a discussion of the business reasons for the proposed stock sale, see "Sale of B Preferred Stock."

     If the Amendment is approved, the authorized capital stock of the Company will include 50,000 shares of B Preferred Stock. In addition, certain terms of the A Preferred Stock will be modified, as described below and under the caption "Changes to Existing Class of Convertible Preferred Stock." The following is a brief description of the B Preferred Stock, a complete statement of which is set forth in the Amendment, which is attached hereto as Exhibit A. The following
                                                    ---------
description is qualified in its entirety by reference to Exhibit A.


DIVIDEND RIGHTS

     The holders of B Preferred Stock will be entitled to receive dividends on a cumulative basis, whether or not declared, at the annual rate of $12 per share (as adjusted for stock dividends, combinations or splits and as described below), payable quarterly on the first day of each February, May, August and November in each year or upon certain events, including conversion, liquidation or redemption. The annual dividend rate of $12 per share will be increased by $2 per share beginning on the fifth anniversary of the issuance of the B Preferred Stock and subsequently every six months thereafter. Dividends will be prorated for any partial year. Each share of B Preferred Stock will rank in parity with each share of A Preferred Stock with respect to dividends. No dividend may be paid on the Common Stock unless full cumulative dividends have been paid on the B Preferred Stock and the A Preferred Stock. No cash dividends may be paid on the B Preferred Stock unless full cumulative dividends have been paid to the holders of A Preferred Stock. In addition, no cash dividends may be paid on the B Preferred Stock if the Company has taken any actions in violation of the special class voting rights or purchase rights of the holders of A Preferred Stock. Cash dividends may not be paid to holders of A Preferred Stock if full, cumulative dividends on B Preferred Stock have not been paid or if the Company has taken any actions in violation of the special class voting rights of the holders of B Preferred Stock. The Company will be in default if it fails to pay dividends on the B Preferred Stock on six consecutive payment dates or if the aggregate unpaid dividends ever equal or exceed $18 per share ("Class B Dividend Default"). See the discussion under "Ownership of Common Stock and Preferred Stock - Potential Change in Control" set forth above regarding the right of holders of B Preferred Stock upon a Class B Dividend Default.


LIQUIDATION RIGHTS

     Upon any liquidation, dissolution, or winding up of the Company (each, a "liquidation event"), the holders of B Preferred Stock will be entitled to be paid a preference amount in an amount per share equal to $100 plus accrued but unpaid dividends on the B Preferred Stock as set forth above (the "Preference Amount"). For a one-year period following the issuance of the B Preferred Stock, upon the occurrence of a liquidation event, the holders of B Preferred Stock will not be entitled to receive the Preference Amount until the holders of A Preferred Stock have first received their liquidation preference amount.
After this one-year period, the

B Preferred Stock will rank on a parity with the A Preferred Stock for the receipt of the preference amounts due the holders of each upon occurrence of a liquidation event. At that point, if the assets of the Company are insufficient to pay the full liquidation preference amounts for the B Preferred Stock and the A Preferred Stock, then the entire assets of the Company will be distributed ratably among the respective holders of such stock based upon their respective aggregate liquidation preferences. The respective liquidation preference amounts due for the B Preferred Stock and the A Preferred Stock will be paid to the holders of such stock before any distribution is made to the holders of Common Stock. Generally, a consolidation, merger, share exchange, or a sale of substantially all the assets or stock of the Company is deemed to be a liquidation event, unless the holders of the A Preferred Stock and the B Preferred Stock determine otherwise. The B Preferred Stock will rank on a parity with the A Preferred Stock for the receipt of the preference amounts whenever such a deemed liquidation event occurs.


VOTING RIGHTS

     Generally, except as otherwise provided by law and except for the election of directors, holders of B Preferred Stock will vote together with the holders of A Preferred Stock and Common Stock as a single class on all matters submitted to a vote of the shareholders, with the holders of both classes of Preferred Stock voting on an as-converted basis. With respect to the election of directors, the B Preferred Stock will vote together with the Common Stock; however, in lieu of the right to vote with the holders of Common Stock in the election of directors, the holders of the B Preferred Stock will have the option in certain circumstances, upon the vote of the holders of two-thirds of the shares of B Preferred Stock, to vote separately as a class to elect one member of the Board of Directors.

     See the discussion under "Ownership of Common and Preferred Stock - Potential Change in Control" above for a description of voting rights in the event of certain defaults, and see the discussion under "Certain Restrictions and Limitations" below regarding special class voting rights of the holders of B Preferred Stock.


CERTAIN RESTRICTIONS AND LIMITATIONS

     So long as any shares of B Preferred Stock remain outstanding, the Company may not, without the vote or consent of a majority of the holders of B Preferred Stock, take any action to (i) amend the Articles of Incorporation or By-Laws of the Company in a way that would adversely alter the preferences or rights of such holders, (ii) redeem or repurchase (or set aside a sinking fund therefor) any shares of capital stock other than by redemption of certain shares of the A Preferred Stock and B Preferred Stock, (iii) authorize or create any capital stock (or security convertible into capital stock) of the Company, (iv) recapitalize or reclassify or cancel the outstanding capital stock of the Company, or otherwise reorganize the affairs of the Company in any manner that adversely affects the B Preferred Stock or its holders relative to other classes of the Company's capital stock or the rights of the holders thereof or (v) increase or decrease (other than by redemption or conversion) the total authorized shares of any class or series of capital stock.


CONVERSION RIGHTS

     Each share of B Preferred Stock is convertible at the option of the holder into that number of shares of Common Stock as is determined by dividing $100 by the conversion price in effect at the time of the conversion. The initial conversion price is $3. The conversion price is subject to customary anti-dilution adjustments in the event of stock splits or similar events. In addition, if options and other convertible securities or additional shares of Common Stock (subject to certain exceptions) are issued at a lower price per share than the conversion price in effect as of the date of such issue, then the conversion price will be reduced based on a weighted average for the first $1.5 million of such securities issued. If the Company issues more than $1.5 million of such below-conversion-price securities, then the conversion price will be reduced to equal the issuance price of such securities. This "full-ratchet" reduction in the conversion price is subject to the right of the Company to redeem the B Preferred Stock at the redemption price described under the caption "Redemption" below.

     If the Company fails to complete an underwritten public offering by January 1, 1999 with an offering price of at least $5 per share and net proceeds of at least $10,000,000 to the Company (a "target offering"), the conversion price will be reduced to $2.75.


REDEMPTION

     During the first year after issuance of B Preferred Stock, the Company may not redeem any B Preferred Stock unless it has first offered to redeem all A Preferred Stock. After the first year, the Company may redeem the B Preferred Stock in accordance with the terms set out below, provided that the Company is current on dividends payable on the A Preferred Stock at the time of such redemption.

     Prior to the fifth anniversary of the original issue date of B Preferred Stock, if the average bid price of the Common Stock of the Company exceeds $6 per share for each of the 20 consecutive trading days immediately preceding the date of the redemption notice, the Company may, at its option, redeem all, but not less than all, of the then outstanding shares of B Preferred Stock by paying a cash redemption price equal to the Preference Amount for such stock. At any time after such fifth anniversary, the Company can redeem all, but not less than all, of the then outstanding shares of B Preferred Stock, regardless of the trading price of the Common Stock, by paying the Preference Amount for such stock. If a redemption occurs prior to the second anniversary of the issuance of the B Preferred Stock, the redemption price for each share of B Preferred Stock will be an amount equal to $100 plus the difference, if any, between $24 and amounts actually paid to date as dividends. If the redemption date occurs after the second anniversary date, the redemption price will equal the Preference Amount for such stock. A holder of B Preferred Stock may elect to convert all (but not less than all) of the shares eligible for redemption into Common Stock at the conversion price then in effect in lieu of redemption. If the Company proposes to issue certain additional shares of Common Stock for no consideration or for consideration per share less than the conversion price then in effect for the B Preferred Stock, the Company may redeem all, but not less than all, of the outstanding B Preferred Stock. The redemption price in such case will be an amount per share equal to $100 plus the greater of (i) an amount that will equal a 20% compound annual rate of return on $100 from the original issue date of the B Preferred Stock and (ii) $24, minus, in each case, all amounts actually paid as B Preferred Stock dividends.

PREEMPTIVE RIGHTS

     The holders of B Preferred Stock will have no preemptive rights.


CHANGES TO EXISTING CLASS OF CONVERTIBLE PREFERRED STOCK

     In addition to the redesignation of the A Preferred Stock, certain preferences and rights of the holders of such stock will be modified.

     The dividend preference rights will be modified so that holders of A Preferred Stock will rank in parity with the holders of B Preferred Stock, as described under the caption "Dividend Rights" set forth above. The liquidation preference rights will be modified so that holders of A Preferred Stock will rank in parity with holders of B Preferred Stock after the first anniversary of the original issue date of B Preferred Stock, as described under "Liquidation Rights" set forth above.

     The ability of the Class A Directors to exercise board control in the event of a Class A Dividend Default will be modified as discussed under "Ownership of Common and Preferred Stock - Potential Change in Control" above.

     These modifications to the A Preferred Stock, as well as a number of technical modifications, are necessary to effect the issuance of the B Preferred Stock as described above.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT.



                           SALE OF B PREFERRED STOCK

     The Company has agreed, subject to shareholder approval of the creation of the B Preferred Stock and certain other conditions, to sell to Sirrom Capital Corporation d/b/a Tandem Capital ("Tandem") or its assignee 50,000 shares of B Preferred Stock for total cash consideration of $5,000,000, or $100 per share. In connection with the sale to Tandem, the Company will pay Tandem a $100,000 processing fee. Also in connection with the sale to Tandem, the Company and Tandem will have executed a Stock Purchase Agreement and will execute a Registration Rights Agreement. The terms of the Stock Purchase Agreement, including the purchase price for the B Preferred Stock, were arrived at in arms' length negotiations between the parties. Under the terms of the Registration Rights Agreement, the registration rights of the holders of B Preferred Stock will be inferior to those of the holders of A Preferred Stock for a one-year period following the issuance of the B Preferred Stock. During this period, the holders of B Preferred Stock will have no demand registration rights and will have piggyback registration rights subordinate to those of the holders of A Preferred Stock. Thereafter, the holders of B Preferred Stock will be entitled to broad demand and piggyback registration rights. The parties presently intend to consummate the sale as soon as possible after the shareholders' meeting.


PURPOSE OF SALE AND USE OF PROCEEDS

     The Company expects the issuance of the B Preferred Stock to generate approximately $4.7 million of net proceeds. These net proceeds will be used to retire the $1,000,000 indebtedness, together with interest thereon, currently owed to Oracle Partners, L.P. and for working capital. The Company met with a number of banks and institutional investors and considered various alternative proposals before deciding to pursue the placement of B Preferred Stock with Tandem. The terms offered by Tandem are competitive with terms proposed by other third parties and, in the opinion of the Company's management, involve less burdensome administrative and stock registration requirements than competing proposals.

EFFECT OF ISSUANCE

     At September 26, 1997, the record date for the Special Meeting, a total of 4,086,400 shares of Common Stock were outstanding and a total of 3,776 shares of A Preferred Stock were outstanding. Between the date hereof and July 15, 2001, an additional 1,405 shares of A Preferred Stock (the "Dividend Shares") are scheduled to be issued as dividends on outstanding A Preferred Stock, unless such stock is redeemed or converted prior to such date. The current ownership of the Company's Common Stock, assuming conversion of all A Preferred Stock, but not taking into account the issuance of the Dividend Shares or the possible exercise or conversion of any other options, warrants or rights, would be as follows:

                                                   Percent of
                                                   Common Shares
                                    Shares Owned   Outstanding
                                    ------------   ----------------

     Current Common Shareholders       4,086,400         61.9%
     Oracle Group                      2,517,333         38.1%

Assuming issuance of the Dividend Shares and conversion of all A Preferred Stock, but not taking into account the possible exercise or conversion of any other options, warrants or rights, the ownership of the Company's Common Stock would be as follows:

                                                   Percent of
                                                   Common Shares
                                    Shares Owned   Outstanding
                                    ------------   ----------------

     Current Common Shareholders       4,086,400         54.2%
     Oracle Group                      3,454,000         45.8%

Assuming the transaction with Tandem is consummated, and assuming conversion of all A Preferred Stock and B Preferred Stock, but not taking into account the issuance of the Dividend Shares or the possible exercise or conversion of any other options, warrants or rights, the ownership of the Company's Common Stock would be as follows:
                                                    Percent of
                                                  Common Shares
                                    Shares Owned   Outstanding
                                    ------------  --------------

     Current Common Shareholders       4,086,400       49.4%
     Oracle Group                      2,517,333       30.4%
     Tandem                            1,666,667       20.2%

Assuming the transaction with Tandem is consummated, and assuming issuance of the Dividend Shares and conversion of all A Preferred Stock, but not taking into account the possible exercise or conversion of any other options, warrants or rights, the ownership of the Company's Common Stock would be as follows:

                                                    Percent of
                                                  Common Shares
                                    Shares Owned   Outstanding
                                    ------------  --------------

     Current Common Shareholders       4,086,400           44.4%
     Oracle Group                      3,454,000           37.5%
     Tandem                            1,666,667           18.1%.


                                   AUDITORS

     Representatives of Price Waterhouse LLP, the Company's auditors for the current year and for the year ended December 31, 1996, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.



                                 OTHER MATTERS

     Management is not aware of any matters to come before the Special Meeting that will require the vote of shareholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter calling for shareholder action should properly come before the Special Meeting or any adjournment or postponement thereof, those persons designated in proxies will vote thereon according to their best judgment.



                             FINANCIAL INFORMATION

     The financial statements of the Company and other financial information attached hereto are incorporated as part of this Proxy Statement.

                           SHAREHOLDER PROPOSALS FOR
                      NEXT ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1998 annual meeting must be received by the Company not later than December 31, 1997 for inclusion in its Proxy Statement and form of proxy card relating to that meeting. Any such proposals, as well as any questions relating thereto, should be directed to Robert S. Sammis, President, 1717 West Sixth Street, Suite 400, Austin, Texas 78703.



                              By Order of the Board of Directors,

                              Thomas P. O'Donnell, Chairman of the Board and Chief Executive Officer

October 31, 1997

                        INDEX TO FINANCIAL INFORMATION

    Annual Financial Information:

    Report of Price Waterhouse LLP,
        Independent Accountants................................         F-1

    Report of BDO Seidman, LLP, Independent
        Certified Public Accountants...........................         F-2

    Balance Sheets - December 31, 1995 and 1996................         F-3

    Statement of Operations - Years ended
        December 31, 1995 and 1996.............................         F-4

    Statement of Shareholders' Equity -
        December 31, 1995 and 1996.............................         F-5

    Statement of Cash Flows - Years ended
        December 31, 1995 and 1996.............................         F-6

    Notes to Financial Statements..............................  F-7 - F-15

    Management's Discussion and Analysis or
        Plan of Operation...................................... F-16 - F-22


    Interim Financial Information (unaudited):

    Condensed Balance Sheets - June 30, 1997
        and December 31, 1996..................................        F-23

    Condensed Statements of Operations - six months
        ended June 30, 1997 and 1996...........................        F-24

    Condensed Statements of Cash Flows - six months
        ended June 30, 1997 and 1996...........................        F-25

    Notes to Condensed Financial Statements....................        F-26

    Management's Discussion and Analysis or
        Plan or Operation...................................... F-27 - F-33

                       Report of Independent Accountants



To the Board of Directors and
  Shareholders of Clinicor, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Clinicor, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Austin, Texas
April 9, 1997

Independent Auditors' Report

Clinicor, Inc.
Board of Directors
Austin, Texas

We have audited the accompanying balance sheet of Clinicor, Inc. (the "Company") as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clinicor, Inc. at December 31, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                  BDO Seidman, LLP

Austin, Texas
April 18, 1996, except for
 Note 8 which is as of July 16, 1996

CLINICOR, INC.
BALANCE SHEET

------------------------------------------------------------------------------------------------------

                                                                            December 31,   December 31,
                                                                                1995           1996
                                                                            -----------    -----------
Assets
Current assets:
    Cash, restricted cash and cash equivalents (Note 1)                     $   267,281    $ 1,483,974
    Accounts receivable (Notes 2 and 10)                                        633,540      1,489,555
    Prepaid and other current assets                                              7,570        143,992
                                                                            -----------    -----------
      Total current assets                                                      908,391      3,117,521

Property and equipment, net (Note 3)                                            192,897      1,118,877

Other assets                                                                      6,445         39,739
                                                                            -----------    -----------
      Total assets                                                          $ 1,107,733    $ 4,276,137
                                                                            ===========    ===========

Liabilities and shareholders' equity

Current liabilities:
    Current portion of obligations under capital leases (Note 6)            $    25,751    $    11,733
    Accounts payable                                                            495,301        574,113
    Accrued liabilities                                                         133,239        313,751
    Accrued payroll and payroll taxes                                           168,990        200,641
    Line of credit (Note 4)                                                           -        850,000
    Deferred revenue                                                             45,000         35,000
    Notes payable to shareholders (Note 5)                                      181,000        181,000
                                                                            -----------    -----------
      Total current liabilities                                               1,049,281      2,166,238

Obligations under capital leases, less current portion (Note 6)                  35,167         16,047
                                                                            -----------    -----------
      Total liabilities                                                       1,084,448      2,182,285
                                                                            -----------    -----------
Commitments and contingencies (Note 6)

Shareholders' equity (Notes 8 and 9):
    Common stock, $0.001 par value, 75,000,000 shares authorized,
      3,939,000 and 4,086,400 shares issued and outstanding, respectively         3,939          4,086
    Convertible preferred stock, no par value, 5,181 shares authorized,
      0 and 3,631 shares issued and outstanding, respectively                         -      3,631,000
    Additional paid-in capital                                                1,938,499      2,418,915
    Deferred compensation                                                      (150,000)      (224,800)
    Accumulated deficit                                                      (1,769,153)    (3,735,349)
                                                                            -----------    -----------
      Total shareholders' equity                                                 23,285      2,093,852
                                                                            -----------    -----------
      Total liabilities and shareholders' equity                            $ 1,107,733    $ 4,276,137
                                                                            ===========    ===========


The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
STATEMENT OF OPERATIONS

----------------------------------------------------------------------------------------------

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1995              1996
                                                                    ----              ----

   Service revenue                                             $ 2,005,582         $ 3,581,402
                                                               -----------         -----------
   Operating costs and expenses:
       Direct costs                                              1,790,861           2,291,075
       Selling, general and administrative                       1,303,437           3,104,355
       Depreciation and amortization                                60,217             157,597
                                                               -----------         -----------
         Total operating costs and expenses                      3,154,515           5,553,027

   Loss from operations                                         (1,148,933)         (1,971,625)

   Other income and expenses:
       Interest income                                                   -              49,851
       Interest expense                                             28,293              44,422
                                                               -----------         -----------
         Other income and expenses                                 (28,293)              5,429
                                                               -----------         -----------
   NET LOSS                                                    $(1,177,226)        $(1,966,196)
                                                               ===========         ===========

   Net loss                                                    $(1,177,226)        $(1,966,196)
   Preferred stock dividends                                             -            (131,444)
                                                               -----------         -----------
   Net loss applicable to common stock                         $(1,177,226)        $(2,097,640)
                                                               ===========         ===========
   NET LOSS APPLICABLE TO COMMON STOCK PER SHARE               $     (0.36)        $     (0.52)
                                                               ===========         ===========

   WEIGHTED AVERAGE NUMBER OF COMMON
       SHARES EQUIVALENT OUTSTANDING                             3,262,690           4,059,433
                                                               ===========         ===========

The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
STATEMENT OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------

                                                                       Convertible Additional
                                               Common        Stock      Preferred   Paid-In     Deferred   Accumulated
                                               Shares        Amount      Stock      Capital   Compensation   Deficit     Total
                                              ---------     -------    --------    ---------  ------------ -----------   -----

Balance at December 31, 1994                  2,183,500    $  3,421    $      -    $  30,329  $      -     $ (591,927)  $ (558,177)

Common stock issued on
  February 27, 1995 (Note 9)                    750,000         750           -      749,250          -             -      750,000
Common stock retired on
  February 27, 1995 (Note 9)                 (1,500,000)     (1,500)          -        1,500          -             -            -
Conversion of common stock in
  connection with the
  February 27, 1995 merger (Note 9):
      Common stock retired                      (12,500)     (1,250)          -        1,250          -             -            -
      Common stock issued                     2,080,000       2,080           -       (2,080)         -             -            -
Common stock issued in connection with the
   Company's private placement dated-
   September 15, 1995 (Note 9)                  438,000         438           -      963,250          -             -      963,688
Deferred stock option compensation                    -           -           -      195,000   (195,000)            -            -
Amortization of deferred compensation                 -           -           -            -     45,000             -       45,000
Net loss                                              -           -           -            -          -    (1,177,226)  (1,177,226)
                                              ---------     -------  ----------    ---------   --------    ----------   ----------
Balance at December 31, 1995                  3,939,000       3,939           -    1,938,499   (150,000)   (1,769,153)      23,285

Common stock issued in connection with
   the continuation of the Company's
   private placement dated
   September 15, 1995 (Note 9)                  135,400         135           -      309,715          -             -      309,850
Common stock issued on May 20, 1996              12,000          12           -       11,988          -             -       12,000
Convertible preferred stock issued on
  July 15, 1996, 3,500 shares, net (Note 8)           -           -   3,500,000     (319,823)          -            -    3,180,177
Deferred stock option compensation                    -           -           -      609,980    (609,980)           -            -
Amortization of deferred compensation                 -           -           -            -     535,180            -      535,180
Dividends on convertible preferred stock              -           -     131,000     (131,444)          -            -         (444)
Net loss                                              -           -           -            -           -   (1,966,196)  (1,966,196)
                                              ---------    --------  ----------   ----------  ----------   ----------   ----------
Balance at December 31, 1996                  4,086,400    $  4,086  $3,631,000   $2,418,915  $ (224,800)  $(3,735,349) $2,093,852
                                              =========    ========  ==========   ==========  ==========   ===========  ==========

The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
STATEMENT OF CASH FLOWS

----------------------------------------------------------------------------------------

                                                               Years Ended December 31,
                                                              --------------------------
                                                                   1995          1996
                                                              -----------    -----------
Operating activities:

   Net loss                                                   $(1,177,226)   $(1,966,196)
   Adjustments to reconcile net loss to cash used in
    operating activities:
       Depreciation and amortization                               60,217        157,597
       Noncash stock option compensation expense                   45,000        535,180
       Net changes in assets and liabilities:
           Accounts receivable                                   (306,803)      (856,015)
           Prepaid expenses and other assets                          546       (169,716)
           Accounts payable                                      (130,261)        78,812
           Accrued liabilities                                    (52,837)       180,512
           Accrued payroll and payroll taxes                      (19,879)        31,651
           Deferred revenue                                        45,000        (10,000)
                                                              -----------    -----------
Net cash used in operating activities                          (1,536,243)    (2,018,175)
                                                              -----------    -----------
Investing activities:
   Purchases of property and equipment                            (54,964)    (1,094,040)
                                                              -----------    -----------
Financing activities:
   Payments on capital leases                                     (50,125)       (23,119)
   Proceeds from notes payable to shareholders                    181,000              -
   Net proceeds from issuing common stock                       1,713,688        321,850
   Net proceeds from issuing preferred stock                            -      3,180,177
   Borrowings under line of credit                                      -        850,000
   Restricted cash securing line of credit (Note 4)                     -     (1,009,840)
                                                              -----------    -----------
Net cash provided by financing activities                       1,844,563      3,319,068
                                                              -----------    -----------
Net increase in unrestricted cash and cash equivalents            253,356        206,853
Unrestricted cash and cash equivalents at beginning of year        13,925        267,281
                                                              -----------    -----------
Unrestricted cash and cash equivalents at end of year         $   267,281    $   474,134
                                                              ===========    ===========
Supplemental cash flow disclosures:

   Interest paid                                              $    23,556    $    29,942
                                                              ===========    ===========
   Non-cash financing activities:
     Preferred stock dividends                                $         -    $   131,000
                                                              ===========    ===========



The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

         DESCRIPTION OF BUSINESS

         Clinicor, Inc. ("Clinicor" or the "Company") is a contract research organization serving companies in the pharmaceutical, biotechnology and medical device industries. Clinicor manages, monitors and performs clinical trials which are studies of investigational drugs and medical devices performed with human patients to support sponsors' applications to the Food and Drug Administration and other governmental authorities. The Company operates in one business segment.

         BASIS OF PRESENTATION

         On February 27, 1995, Clinicor was merged into a non-reporting publicly held, inactive Nevada corporation ("Pegasus") in a reverse merger transaction (the "Merger") which has been accounted for as a "pooling of interests." The surviving corporation assumed the name Clinicor, Inc., and effective January 13, 1997, became a publicly reporting company.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH, RESTRICTED CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist primarily of funds invested in short-term interest bearing accounts. The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

         Included in cash, restricted cash and cash equivalents at December 31, 1996, is a $1,009,840 certificate of deposit pledged as collateral for the $1,000,000 revolving line of credit discussed in Note 4. This certificate of deposit is excluded from cash and cash equivalents for statement of cash flow purposes.

         CONCENTRATION OF CREDIT RISK

         Financial investments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, consist primarily of trade accounts receivable.

         The majority of the Company's customer base are large pharmaceutical companies. Although the Company is directly affected by the well being of the pharmaceutical industry, management does not believe significant credit risks existed at December 31, 1996.

         PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated on the double-declining balance method and the straight-line method over the estimated useful lives of the assets ranging from five to seven years. Repair and maintenance costs are charged to expense as incurred.

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         REVENUE RECOGNITION

         Fixed price contract revenue is recognized using the percentage of completion method based upon the ratio of services provided to date compared to total services to be provided under each contract. Revenue from other contracts is recognized as the services are provided. Losses on contracts, if any, are accrued when they become probable.

         Study contracts generally provide for payments based upon the achievement of defined benchmarks. Deferred revenue represents amounts invoiced prior to rendering the related services while unbilled revenue represents the billing value of services rendered prior to being invoiced. Substantially all the deferred revenue and unbilled revenue will be earned and billed, respectively, within one year.

         DIRECT COSTS

         Direct costs are direct expenses of performing studies, including compensation and related benefits for project personnel, investigator fees, patient stipends, laboratories, advertising, labor and other clinical costs.

         NET LOSS PER COMMON SHARE

         Net loss applicable to common stock per share has been calculated by dividing the Company's net loss applicable to common stock by the weighted average number of shares of the Company's outstanding common stock. Common stock equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive.

         INCOME TAXES

         Prior to the Merger, Clinicor was an S Corporation, as defined by the Internal Revenue Code (the "Code"), for income tax reporting purposes. Pegasus was a C Corporation, as defined by the Code. Subsequent to the Merger, the Company became a C Corporation for income tax reporting purposes. In accordance with the Code, Clinicor's premerger accumulated net operating loss of approximately $500,000 will not be available to the Company as a carry-forward to offset future taxable income.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") under which deferred tax assets and liabilities are provided on differences between carrying value for financial reporting purposes and tax bases of assets and liabilities using the enacted tax rates. A valuation allowance is recognized, if on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

         RECENT PRONOUNCEMENT

         Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on their estimated fair market value on the date of grant. The Company has opted to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." As such, SFAS No. 123 did not have any effect on the Company's financial position or results of operations.

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         COMPARATIVE INFORMATION

         Certain amounts related to the prior year have been reclassified to conform to the current year presentation.

NOTE 2 - ACCOUNTS RECEIVABLE
----------------------------

         Accounts receivable consisted of the following at December 31:

                                                 1995          1996
                                               ---------   -----------
         Billed receivables                    $ 383,906   $ 1,145,076
         Unbilled receivables                    249,634       344,479
                                               ---------   -----------
                                               $ 633,540   $ 1,489,555
                                               =========   ===========

         The Company does not believe an allowance for doubtful accounts is necessary at December 31, 1996 or 1995.

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

         Property and equipment consisted of the following at December 31:

                                                  1995         1996
                                               ---------   ----------
         Computer systems                      $ 153,504   $  549,596
         Leasehold improvements                       -       413,404
         Office equipment                         98,164      331,220
         Medical equipment                        57,717       57,987
                                               ---------    ---------
                                                 309,385    1,352,207
         Less accumulated depreciation
           and amortization                      116,488      233,330
                                               ---------   ----------
                                               $ 192,897   $1,118,877
                                               =========   ==========

         Depreciation expense was $56,534 and $153,914 for the years ended December 31, 1995 and 1996, respectively.

         Included in the December 31, 1995 and 1996 balances of equipment are $171,000 and $64,000, respectively, of assets acquired under capital leases. Accumulated depreciation of these assets was $63,000 and $35,000 at December 31, 1995 and 1996, respectively, and depreciation expense was $24,483 and $25,871, respectively, for the years ended December 31, 1995 and 1996.

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 4 - LINE OF CREDIT
-----------------------

         At December 31, 1996, the Company had a $1,000,000 secured revolving line of credit with a bank. Interest on the line accrues at the rate the bank offers on certificates of deposit for a similar term and amount, plus 150 basis points (6.22% at December 31, 1996). The line matures on September 30, 1997, and is collateralized by a $1,009,840 certificate of deposit at December 31, 1996. The Company has drawn $850,000 on this line of credit as of December 31, 1996.

NOTE 5 - NOTES PAYABLE TO SHAREHOLDERS
--------------------------------------

         Certain shareholders, including an officer and director, advanced $181,000 to the Company during 1995 under the terms of unsecured demand notes of the Company. The notes bear interest at 8% and at December 31, 1996, accrued interest payable in connection with these notes totaled $19,217.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

         The Company leases office space, computers and other equipment under noncancellable operating and capital lease agreements. These leases have expiration dates ranging from 1997 through 2001. Rent expense under operating leases totaled $71,000 and $81,000 for the years ended December 31, 1995 and 1996, respectively. During December 1996, the Company leased 21,634 square feet of new office space to house its expanding operations.

         Future minimum lease payments under all leases as of December 31, 1996 were as follows:

                                      Capital       Operating
                                      Leases          Leases
                                     ---------      ---------
                            1997     $ 14,778       $  366,088
                            1998       13,534          337,862
                            1999        4,231          323,284
                            2000            -          334,101
                            2001            -          344,918
                                     --------       ----------
   Total minimum lease payments        32,543       $1,706,253
                                                    ==========
   Less amount representing interest    4,763
                                     --------
   Present value of net minimum
     lease payments                    27,780

   Less current portion of capital
     lease obligations                 11,733
                                     --------
                                     $ 16,047
                                     ========

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         The Company and an officer and director whom the Company has indemnified were involved in a lawsuit brought by a former employer. Subsequent to December 31, 1996, this matter was resolved. Amounts expended during 1996 relating to the settlement and associated legal fees aggregated $243,000.

NOTE 7 - INCOME TAXES
---------------------

         At December 31, 1996, the Company had a net operating loss carryforward of approximately $2,300,000 for federal tax purposes. The carryforward along with smaller temporary differences including depreciation, miscellaneous accruals and deferred compensation result in a deferred tax asset of approximately $1,000,000. This asset has been fully reserved through a valuation allowance. Due to sales of stock in 1995 and 1996, the annual utilization of these loss carryforwards will be limited under Internal Revenue Code Section 382.

NOTE 8 - PREFERRED STOCK
------------------------

         On July 15, 1996, the Company issued to Oracle Partners, L.P. and certain affiliates 3,500 shares of convertible preferred stock, no par value (the "Preferred Stock"), for total consideration of $3,500,000, which provided the Company net proceeds of $3,180,177 after deducting offering costs of $319,823. Included in these offering costs was $125,000 of expense to cancel certain preemptive rights held by three shareholders. The Preferred Stock carries a liquidation preference of $1,000 per share. The Preferred Stock provides for annual cumulative dividends, which for a five-year period following issuance are payable in kind and which accrue at the rate of 8% per annum. On the fifth anniversary of the date of issuance, the dividend rate increases to 10% per annum, and the rate thereafter increases by an additional 2% on each successive anniversary date. Dividends accruing after the fifth anniversary date are payable in cash. On December 31, 1996, the Company issued a preferred stock dividend of 131 shares.

         The Preferred Stock is redeemable at the option of the Company at any time after July 9, 1998; there is no mandatory redemption. The Preferred Stock is convertible into that number of shares of Common Stock of the Company as is equal to the liquidation preference of the Preferred Stock being converted divided by a "conversion value," which is initially $1.50 and which is subject to adjustment if certain events occur. No such events had occurred as of December 31, 1996.

         The holders of the Preferred Stock have various additional rights, including registration rights, pursuant to the Company's Articles of Incorporation, as amended, and pursuant to a Stock Purchase Agreement entered into with the holders of the Preferred Stock.

NOTE 9 - COMMON STOCK
---------------------

         The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock with par value per share of $0.001. At the time of the Merger, Pegasus had 1,421,000 shares of Common Stock issued and outstanding, of which 750,000 were issued immediately prior to the Merger for total proceeds of $750,000. In connection with the Merger, Clinicor shareholders converted 100% of Clinicor's 12,500 issued and outstanding shares of Common Stock into 2,080,000 new shares of the surviving corporation's Common Stock, and the surviving corporation changed its name to Clinicor. Immediately subsequent to the Merger, the Company had 3,501,000 shares of Common Stock issued and outstanding.

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         PRIVATE PLACEMENT

         Effective September 15, 1995, the Company initiated a private placement offering (the "Offering") whereby Units were offered for sale to qualified investors at $2.50 per Unit. Each Unit provides the purchaser one share of the Company's Common Stock and one Warrant which enables Warrant holders the right to purchase one share of the Company's Common Stock for every two Warrants exercised at a price of $1.00 per share. In addition, the Sales Agent for the Offering received Sales Agent Warrants equal to 20% of the number of Units sold. Each Sales Agent Warrant provides the holder the right to buy one Unit (as described above) at an exercise price of $2.50 per Unit. Through December 31, 1995, there were 438,000 Warrants and 87,600 Sales Agent Warrants outstanding as a result of the offering. The total amount of Warrants and Sales Agent Warrants issued in connection with the Offering and outstanding at December 31, 1996 was 573,400 and 114,680, respectively. The Company has reserved 458,720 shares of Common Stock for future issuance in connection with these warrants.

         The exercise period for the Warrants expires September 30, 1998, subject to certain rights of the Company to accelerate or delay such expiration. The exercise period for the Sales Agent Warrants is three years from the date of issuance of the Warrants.

         The Offering was concluded on February 16, 1996. In connection with the Offering, the Company sold 573,400 Units for gross proceeds of $1,433,500, which provided the Company net proceeds of $1,273,538 after deducting Offering expenses of $45,282 and commissions of $114,680, as shown in the following table:

                                              Gross    Commission      Net
                                   Units    Proceeds  and Expenses   Proceeds
                                  -------  ---------- ------------  ----------
         Units sold prior to
         December 31,  1995       438,000  $1,095,000   $131,312    $  963,688

         Units sold after
         December 31, 1995        135,400     338,500     28,650       309,850
                                  -------  ----------   --------    ----------
         Total units sold in
         the offering             573,400  $1,433,500   $159,962    $1,273,538
                                  =======  ==========   ========    ==========

         STOCK OPTION PLAN

         In December 1994, the Company and the shareholders approved the 1995 Employees and Consultants Stock Option Plan (the "Option Plan"), which provides for the grant of both incentive and non-qualified stock options to directors, employees and certain other persons affiliated with the Company. The stock options granted under the Option Plan are generally granted at the fair value of the Common Stock on the date of grant. The terms of each option (including duration of the options, which is typically 5 to 10 years, and provisions as to vesting) are determined by the Board of Directors at the time of grant and are set forth in an option agreement between the Company and the optionee. At December 31, 1996, the Company had reserved 2,000,000 shares of Common Stock under the Option Plan.

         The Company adopted Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) effective January 1, 1996 and has elected to continue to apply APB No. 25 and related interpretations in accounting for the Option Plan. Accordingly, no compensation expense has been recognized for option grants made at fair value and containing fixed vesting terms. The Company has recorded $195,000 and $609,980 in deferred compensation during 1995 and 1996, respectively. This compensation is for the fair value of fixed option grants made to individuals other than employees and

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         directors and fixed option grants to employees made below fair value, as well as performance based stock option grants. This deferred compensation is being amortized to income over the vesting period of the options and amounted to $45,000 and $535,180 in 1995 and 1996, respectively.

         Of the 487,720 options outstanding at December 31, 1996, 212,720 have performance based vesting provisions which allow for 108,481 of such options to vest anytime after January 1, 1998, if for any previous twelve-month period the Company achieves revenues of $12 million or pre-tax earnings of $2 million. The remaining 104,239 of these options vest anytime after January 1, 1999, if for any previous twelve-month period the Company achieves revenues of $18 million or pre-tax earnings of $3 million. In early 1997, the vesting provisions of these options were restated to make clear that all of the options that have not previously vested will vest on February 27, 2000.

         Had compensation cost of all stock option grants been determined based on their fair value at the grant date consistent with the method prescribed by SFAS No. 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                          For the Year Ended  For the Year Ended
                                          December 31, 1995    December 31, 1996
                                          ------------------  ------------------
         Net loss                As reported  $(1,177,226)        $(1,966,196)
                                 Pro forma     (1,281,430)         (1,627,944)
         Net loss applicable to
           common stock          As reported   (1,177,226)         (2,097,640)
                                 Pro forma     (1,281,430)         (1,759,388)

         Net loss applicable to
           common stock per
           share                 As reported        (0.36)              (0.52)
                                 Pro forma          (0.39)              (0.43)

         The fair value of each option grant is estimated on the date of grant using Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996:

                                                 1995            1996
                                                 ----            ----
              Dividend yield                       0%              0%
              Expected volatility                 60%             60%
              Risk-free interest rate            6.9%            6.1%
              Expected life (years)              3.7             5.0

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

         A summary of the status of the Option Plan is presented below at December 31:

                                               1995               1996
                                        -------------------  ------------------
                                                  Weighted-          Weighted-
                                                   Average            Average
                                                  Exercise            Exercise
                                         Shares     Price    Shares     Price
                                        -------------------  ------------------
Outstanding, beginning of year                 -    $0.00    427,720     $1.09
Granted:

    At market                            329,679     1.25     10,000      1.50
    Below market                         215,000     0.84     50,000      1.00
Exercised                                      -        -          -         -
Canceled                                (116,959)    1.25          -         -
                                        --------             -------
Outstanding at end of year               427,720     1.04    487,720      1.05
                                        ========             =======
Options exercisable at
    year end                              55,000     0.18    173,334      0.76
Weighted-average fair value of
 options granted during year:

    At market                           $   0.50              $0.81
    Below market                        $   1.25              $0.90

         The following table summarizes information about stock options outstanding at December 31, 1996:

                                 OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                            -------------------------------  -------------------
                                      Weighted-
                                       Average
                                      Remaining   Weighted-           Weighted-
            Range of                 Contractual   Average             Average
         Exercise Prices     Number      Life       Price    Number    Price
                            -------  -----------  ---------  ------   ---------
                                       (Years)
         $0.10               50,000     2.24        $0.10     50,000    $0.10
         $1.00 to $1.50     437,720     3.52         1.16    123,334     1.03
                            -------                          -------
                            487,720                          173,334
                            =======                          =======

CLINICOR, INC.
Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 10 - SIGNIFICANT CLIENTS
-----------------------------

         The Company has had up to five clients who each accounted for more than 10% of the Company's revenues as follows:

                                                 1995             1996
                                                 ----             ----
                         Client A                27%              13%
                         Client B                 -               17%
                         Client C                 -               23%
                         Client D                11%              11%
                         Client E                19%              11%
                         Client F                12%               7%

         Additionally, at December 31, 1995 and 1996, certain clients had accounts receivable and unbilled revenue balances with the Company which represented the following amounts of total net accounts receivable and unbilled revenues:

                                                 1995             1996
                                                 ----             ----
                         Client A                39%               -
                         Client B                16%               6%
                         Client C                16%               -
                         Client D                16%              14%
                         Client E                 -               36%
                         Client F                 -               19%

NOTE 11 - EMPLOYEES' SAVINGS PLAN
---------------------------------

         The Company's 401(k) Savings and Retirement Plan, effective January 1, 1996, is a defined contribution retirement plan as described in Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All full time employees of the Company are eligible to participate in the 401(k) Plan after approximately 90 days of employment. The 401(k) Plan provides that each participant make elective contributions up to 15% of his or her compensation, subject to statutory limits. The Company did not make contributions to the 401(k) Plan for the year ended December 31, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

     Portions of this report, including portions of Management's Discussion and Analysis or Plan of Operation, contain certain "forward-looking" statements within the meaning of the federal securities laws. In addition, the Company and its representatives may from time to time make oral and other written forward-looking statements. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the factors set out in the following section.

RISK FACTORS

     Operating History; Unprofitability.  The Company was organized in September
     ----------------------------------
1992. As of December 31, 1996, the Company had an accumulated deficit of $3,735,349 and had reported net losses since its organization, including net losses of $1,177,226 and $1,966,196 for the years ended December 31, 1995 and 1996, respectively. There can be no assurance that the Company will be able to operate profitably in the future. See the discussion below.

     Loss of Clinical Research Contracts.  Clients of the Company generally have
     -----------------------------------
the right to terminate a clinical research contract upon 60 to 90 days notice, potentially causing periods of excess capacity and reductions in service revenue and net income. Contracts may be terminated for various reasons, including unexpected or undesired results, inadequate patient enrollment or investigator recruitment, production problems resulting in shortages of the drug, adverse patient reactions to the drug, or the client's decision to de-emphasize a particular trial. The loss of a large contract or the simultaneous loss of multiple contracts could result in unplanned periods of excess capacity and materially and adversely affect the Company's backlog, revenue and profitability. In most instances, if a contract is terminated, the Company is entitled to receive revenue earned to date. However, since the Company's contracts are predominantly fixed price contracts, the Company bears the risk of cost overruns. See "Description of Business--Clients" and the discussion below.

    Dependence on Certain Industries and Clients.  The Company provides services
    --------------------------------------------
primarily to the pharmaceutical and biotechnology industries. Accordingly, the Company's service revenue is substantially dependent on these industries' expenditures on research and development. Although these expenditures are large, the number of potential CRO clients is relatively limited, and concentrations of business in the CRO industry are not uncommon. In fiscal 1995, the Company's top four clients accounted for 69% of the Company's revenue. In fiscal 1996, the Company's top five clients accounted for 75% of the Company's revenue. The Company is likely to continue to derive a substantial portion of its revenue from a relatively limited number of major projects or clients. The loss of business from a significant client could have a material adverse effect on the Company. Additionally, the Company's operations could be materially and adversely affected by, among other factors, any economic downturn in the pharmaceutical or biotechnology industries, any decrease in their research and development expenditures, or a change in the governmental regulations pursuant to which these industries operate. Furthermore, management believes that the Company has benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource the performance and analysis of clinical research projects to independent outside organizations. A reversal or slowing of this trend could have a material adverse effect on the Company. See "Description of Business--Clients."

     Impact of Government Regulation; Compliance with Regulatory Standards.  The
     ---------------------------------------------------------------------
market for the Company's services depends upon the comprehensive government regulation of the drug development process. In the United States, the historical trend has been in the direction of continued or increased regulation by the FDA and other governmental agencies, although the FDA recently announced regulatory changes intended to streamline the approval process for biotechnology products by applying the same standards as are in effect for conventional drugs. Changes in regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, could materially and adversely affect the demand for the services offered by the Company. In addition, failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data, either of which could have a material and adverse affect on the Company, including damage to the Company's reputation in the CRO industry. See "Description of Business--Government Regulation."

     Competition; Industry Consolidation.  The CRO industry is not capital
     -----------------------------------
intensive and the financial costs of entry into this industry are relatively low. The industry, therefore, is highly fragmented with many small, limited-service providers in addition to several medium-sized CROs and a few large, full-service CROs with global operations. Clinicor competes primarily against other CROs, pharmaceutical companies' in-house research departments, and universities and teaching hospitals, many of which have substantially greater financial and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. There can be no assurance that the Company will
be able to compete favorably in these areas.   Competitive pressures have
resulted in an increasing consolidation of the CRO industry, which is likely to result in heightened competition among the larger CROs for both clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts. Increased competition may lead to price and other forms of competition that may affect the Company's profit margins. See "Description of Business--Competition."

     Fluctuation in Quarterly Operating Results; Potential Volatility of Stock
     -------------------------------------------------------------------------
Price.  The Company's quarterly operating results have fluctuated as a result of
-----
factors such as client delays in implementing particular clinical trials and the costs associated with start-up operations. Because a high percentage of the Company's operating costs are relatively fixed while revenue recognition is subject to fluctuation, minor variations in the timing of contracts or the progress of clinical trials may cause significant variations in quarterly operating results. Results of one quarter are not necessarily indicative of results for future quarters. In addition, the market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of health care reform, changes in government regulation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Investors in the Company's Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

     Potential Liability from Operations.  Clinical trials involve the testing
     -----------------------------------
of approved and experimental drugs on human volunteers pursuant to study protocols. Such testing involves a risk of liability for personal injury or death to participants due to, among other reasons, possible unforeseen adverse reactions or side effects. The Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials. Additionally, the Company, on behalf of its clients, contracts with physicians who render professional services, including the administration of the substance being tested, to trial participants. As a result, the Company may be subject to claims arising from professional malpractice of such physicians. The Company does not carry insurance against the aforementioned risks. The Company attempts to manage its liability risk through contractual indemnification provisions with clients and its physician investigators. The contractual indemnifications generally do not protect the Company against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients, and the terms and scope of such indemnification vary from client to client and from trial to trial. Although most of the Company's clients are large, well-capitalized companies, the financial performance of these indemnities is not secured. Therefore, the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. The financial position of the Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or where the indemnifying party does not fulfill its indemnification obligations.

     Potential Adverse Impact of Health Care Reform.  In the last several years,
     ----------------------------------------------
several comprehensive health care reform proposals have been introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and control growing health care costs. While none of the proposals were adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to the Company. See "Description of Business--Clients." Management is unable to predict the likelihood of health care reform proposals being enacted into law or the effect such law would have on the Company.

     Dependence on Personnel.  The Company relies on a number of key executives,
     -----------------------
including Thomas P. O'Donnell, its President, Chief Executive Officer and Chairman, and Robert S. Sammis, its Executive Vice President and Chief Operating Officer, upon both of whom the Company maintains key man life insurance. The loss of the services of any of the Company's key executives could have a material adverse effect on the Company. The Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. See "Description of Business--Services." The level of competition among employers for skilled personnel, particularly those with M.D., Ph.D. or equivalent degrees, is high. There can be no assurance the Company will be able to continue to attract and retain sufficient numbers of qualified personnel.

     Management of Business Expansion; Need for Improved Systems; Expansion of
     -------------------------------------------------------------------------
Foreign Operations.  Since the Company was organized, its business and
------------------
operations have experienced substantial expansion. The Company believes that such expansion places a strain on operational, human and financial resources.
In order to manage such expansion, the Company must continue to improve on its operating, administrative and information systems, accurately predict its future personnel and resource needs to meet client contract commitments, track the progress of ongoing client projects and attract and retain qualified management, professional, scientific and technical operating personnel. Expansion of foreign operations also may involve the additional risks of adjusting to differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Failure of the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business.

OVERVIEW

     The Company is a contract research organization ("CRO") providing Phase I through Phase IV clinical trials management, monitoring, regulatory consulting and data management services for the pharmaceutical, biotechnology and medical device industries. Most of the Company's competitors provide study monitoring, consulting and data management services. Clinicor provides these services in addition to managing clinical trials, including recruitment of eligible patients. The Company commenced operations in September 1992 and has achieved its growth through internal development.

       The Company's contracts for services generally vary from a few months to over one year in duration. A portion of the contract fee is typically required to be paid when the contract is initiated, with the balance payable in installments over the contract's duration. The installment payments are either performance-based, relating payment to previously negotiated events such as patient enrollment, patient completion or delivery of databases, or periodic, based on personnel fees and actual expenses, typically billed on a monthly basis.

       Clients generally may terminate or delay the performance of a contract, potentially causing periods of excess capacity and reductions in service revenue and net income. Trials may be terminated or delayed for a variety of reasons, including unexpected or undesired results, production problems resulting in shortages of the product or delays in supplying the product, adverse patient reaction to the product, or the client's decision to de-emphasize a particular trial. If a trial is terminated, the contract generally provides for a short continuation or wind-down period, as the Company manages required investigator obligations through the termination date; therefore, the Company is typically entitled to all amounts owed for work performed through the notice of termination and all costs associated with termination of the study. In addition, contracts may require the payment of a separate, early termination fee, the amount of which usually declines as the trial progresses.

       Revenue from contracts is recognized as work is performed. Some contracts contain a fixed price per patient plus either fixed or variable fees for additional service components such as monitoring, project management, advertising, travel, data management, consulting and report writing. Other contracts are time and materials based. Payments received on contracts in excess of amounts earned are recorded as deferred revenue.

       The Company's backlog consists of anticipated service revenue from clinical trials and other services that have not been completed and which generally specify completion dates within 24 months. To qualify as "backlog," anticipated projects must be represented by contracts or letter agreements or must be projects for which the Company has commenced a significant level of effort based upon client commitment and approval of a written budget. Once work commences, service revenue is recognized over the life of the contract. At December 31, 1995 and 1996, the Company's backlog was approximately $7.5 million and $16.5 million, respectively. The Company believes that its backlog at any given date is not necessarily a meaningful predictor of future results, and no assurances can be given that the Company will fully realize all of its backlog as service revenue.

       Direct costs include project personnel costs, investigator fees, patient stipends, contractors' fees, laboratory costs, medical supply costs, patient recruitment costs and any study-related reimbursable costs. Selling, general and administrative expenses consist primarily of compensation and benefits, selling, general and administrative personnel, professional services, facility costs for the Company's corporate headquarters, equipment, information systems and other overhead items.

RESULTS OF OPERATIONS

       The following table sets forth for the periods indicated, certain items included in the Company's audited statements of operations for the years ended December 31, 1995, and 1996, and the percentage of revenues for each item. The trends illustrated in the following table may not be indicative of future results.

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------

                                                  1995                     1996
                                        ----------------------------------------------

Service revenue                         $ 2,005,582    100.0 %   $ 3,581,402      100%
                                        -----------              -----------
Operating costs and expenses
   Direct costs                           1,790,861     89.3 %     2,291,075     64.0 %
   Selling, general and administrative    1,303,437     65.0 %     3,104,355     86.7 %
   Depreciation and amortization             60,217      3.0 %       157,597      4.4 %
                                        -----------              -----------
Total operating costs and expenses        3,154,515    157.3 %     5,553,027    155.1 %
                                        -----------              -----------
Loss from operations                     (1,148,933)   (57.3)%    (1,971,625)   (55.1)%
Interest income (expense), net              (28,293)    (1.4)%         5,429       .02%
                                        -----------              -----------
Net loss                                $(1,177,226)   (58.7)%   $(1,966,196)   (54.9)%
                                        ===========              ===========

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------

     Service revenue increased $1,575,000, or 79 percent, from $2,006,000 to $3,581,000 for the year ended December 31, 1995 and 1996, respectively. The increase is attributable primarily to an increase in the volume and size of clinical trials and, to a lesser extent, an increase in data management and consulting engagements. During 1995, most of the Company's revenues arose from fixed price per patient contracts. Beginning in 1996, the Company is entering into more time and materials contracts and expects this trend to continue.

     Direct costs increased from $1,791,000 for the year ended December 31, 1995 to $2,291,000 for the year ended December 31, 1996, an increase of $500,000, or 28 percent. The increase in direct costs is attributable to a $240,000 increase in project personnel costs resulting from the addition of 21 full time study, patient and data management staff, a $160,000 increase in consulting fees and a $100,000 increase in contract monitoring expense due primarily to the use of contract monitors on a project in Mexico. Direct costs represent 64 percent of service revenue for the year ended December 31, 1996, compared to 89 percent for the same period in

1995. The reduced percentage of direct costs to service revenue resulted from higher profit margins realized in 1996 due to improving utilization of project personnel. As the Company's backlog and revenue base have grown, project personnel have been added, and the Company increased utilization of contract consultants. There is typically a lag from the time project personnel are hired and related personnel expenses are incurred until those personnel can be profitably utilized on studies. Management anticipates this trend will continue during the first half of 1997.

     Selling, general and administrative expense increased $1,801,000, or 138 percent, from $1,303,000 (65 percent of revenue) to $3,104,000 (87 percent of revenue) for the year ended December 31, 1995 and 1996, respectively.
The increase in selling, general and administrative expense is attributable to a $550,000 increase in related personnel costs resulting from the addition of 12 finance, information technology, marketing and administrative employees. Non-employee costs such as travel, trade shows, printed materials, etc. increased $470,00 during 1996. The Company has historically invested in business promotion activities in order to build its client base and study contract backlog. It is the Company's policy to expense these costs as they are incurred. During 1996, a noncash charge of approximately $535,000 for compensation expense was recorded in selling, general and administrative expense relating to certain performance based stock options as well as options granted with strike prices below fair market value. This charge did not affect the Company's net worth. In early 1997 the vesting provisions were restated. As a result, future compensation expense will be limited to a total of approximately $160,000 in 1997 and 1998. The compensation expense recorded in 1995 related to stock options was $45,000. Also included in selling, general and administrative expense in 1996 was $243,000 related to litigation against the Company and an officer and director. This matter was settled subsequent to December 31, 1996, and all costs related thereto were accrued at year end.

     Management expects selling, general and administrative expenses to decrease as a percentage of sales during 1997 as the sales base increases and expenses to develop the Company's infrastructure decrease.

     Depreciation and amortization expense increased $98,000, or 163 percent, from $60,000 to $158,000 from 1995 to 1996. This increase is a result of purchasing approximately $1 million in property, plant and equipment during 1996. Included in the capital purchases were additions to the Company's computer information systems and facility expansion costs related to the Company's expanded corporate headquarters.

     Interest income/(expense), net for 1996 totaled $5,000 of income as a result of earnings on the Company's working capital invested in a money market account and the certificate of deposit held as collateral on the line of credit offset by interest expense on the line of credit. Interest income/(expense), net in 1995 was a net expense of $28,000.

     The Company has not recorded an income tax benefit in either 1995 or 1996 as a result of its operating losses due to the uncertainty that the loss carryforwards will be utilized. Due to the sales of stock during 1995 and 1996, the annual utilization of these loss carryforwards will be limited.

     The net loss was $1,177,226 in 1995 and $1,966,196 in 1996. The net loss applicable to common shareholders per share was $0.36 and $0.52 in 1995 and 1996, respectively. The preferred stock dividend of $131,444 increased the loss applicable to common shareholders in 1996.


LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operating activities for the years ended December 31, 1995 and 1996, was $1,536,000 and $2,018,000, respectively. The increase in net cash used is attributable to increases in accounts receivable and to a lesser extent to the increased operating loss in 1996.

     Typically, cash flows from contracts include a payment at the time a contract commences and the balance in installments over the contract's duration, in some cases on a milestone completion basis. Consequently, cash receipts do not necessarily correspond to costs incurred and revenue recognized on contracts. The Company's cash flow is influenced by the changes in levels of billed and unbilled accounts receivable, net of amounts billed representing unearned revenue. Accounts receivable increased from $634,000 at December 31, 1995 to $1,490,000 at December 31, 1996. The $856,000, or 135 percent, increase is a result of higher revenues in 1996 and timing of payments by sponsors. Cash collections for the year ended December 31, 1996, totaled $2,700,000.

     Since its inception, the Company has financed its operations and growth with proceeds from private placements of equity securities, advances from shareholders and borrowing arrangements under capital lease obligations and lines of credit. Investing activities have consisted of capital expenditures, primarily for leasehold improvements and information systems in addition to medical and office equipment. The Company expects purchases of property and equipment in 1997 to be significantly less than 1996 levels. Late in 1996, the Company leased new office space (22,000 square feet) to house its Austin operations.

     On February 27, 1995, Clinicor was merged into a non-reporting publicly held, inactive Nevada corporation ("Pegasus") in a reverse merger transaction which has been accounted for in a manner similar to a "pooling of interests." Immediately prior to its merger with the Company, Pegasus issued 750,000 shares of Common Stock for total proceeds of $750,000. Effective September 15, 1995, the Company initiated a private placement offering, which concluded on February 16, 1996. In connection with the offering, the Company sold 573,400 Units consisting of shares of Common Stock and Warrants, for gross proceeds of $1,434,000, which provided the Company net proceeds of $1,274,000 after deducting related offering expenses and commissions.

     On July 15, 1996, the Company sold 3,500 shares of Preferred Stock to institutional investors for gross proceeds of $3,500,000, which provided the Company net proceeds of approximately $3,180,000 after deducting related issuance expenses of approximately $320,000, including $125,000 of expense to cancel preemptive rights held by certain shareholders.

     In September 1996, the Company obtained a one-year $1,000,000 secured line of credit with an independent financial institution of which $850,000 was outstanding as of December 31, 1996. The line of credit is secured by a $1,000,000 certificate of deposit. Based on increases in the Company's backlog and revenues, Management anticipates the Company will need additional working capital funds to finance accounts receivable during 1997. The Company has initiated discussions to increase the maximum borrowing limits and modify the collateralization terms for the line of credit in order to provide additional working capital funds. There can be no assurances that the Company will be able to obtain additional working capital funds under acceptable terms.

Clinicor, Inc.
Balance Sheet
--------------------------------------------------------------------------------


                                                       JUNE 30,     DECEMBER 31,
                                                        1997           1996
                                                     (UNAUDITED)     (NOTE A)
                                                     -----------    ------------
ASSETS

Current assets:
  Cash, restricted cash and cash equivalents         $   145,808    $ 1,483,974
  Accounts receivable                                  2,222,871      1,489,555
  Prepaid and other current assets                        88,878        143,992
                                                     -----------    -----------
    Total current assets                               2,457,557      3,117,521

Property and equipment, net                            1,238,888      1,118,877

Other assets                                              14,409         39,739
                                                     -----------    -----------
    TOTAL ASSETS                                     $ 3,710,854    $ 4,276,137
                                                     ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
  Current portion of obligations under capital
   leases                                            $    32,768    $    11,733
  Accounts payable and accrued liabilities             2,142,386      1,088,061
  Line of credit                                               -        850,000
  Deferred revenue                                        67,928         35,000
  Dividends payable                                          702            444
  Notes payable to shareholders                           76,000        181,000
                                                     -----------    -----------
    Total current liabilities                          2,319,784      2,166,238

Obligations under capital leases, less current
 portion                                                  69,115         16,047
                                                     -----------    -----------
    Total liabilities                                  2,388,899      2,182,285
                                                     -----------    -----------

Shareholders' equity:
  Common stock, $0.001 par value, 75,000
   shares authorized, 4,086,400 shares issued
   and outstanding                                         4,086          4,086
  Convertible preferred stock, no par value,
   5,181 shares authorized, 3,776 shares issued
   and outstanding                                     3,776,000      3,631,000
  Additional paid-in-capital                           2,273,658      2,418,915
  Deferred compensation                                 (145,846)      (224,800)
  Accumulated deficit                                 (4,585,943)    (3,735,349)
                                                     -----------    -----------
    Total shareholders' equity                         1,321,955      2,093,852
                                                     -----------    -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 3,710,854    $ 4,276,137
                                                     ===========    ===========


Note A: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
STATEMENT OF OPERATION
--------------------------------------------------------------------------------

                                                THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                --------------------------      -------------------------

                                                   1997           1996             1997           1996
                                                (UNAUDITED)    (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
                                                ----------     ----------       ----------      ----------
Service revenue:
  Gross revenue                                 $2,850,789      $ 702,876       $5,396,891      $1,557,534
  Reimbursable costs                               958,609         65,618        2,082,836         322,284
                                                ----------     ----------       ----------      ----------
    Net service revenue                          1,892,180        637,258        3,314,055       1,235,250
                                                ----------     ----------       ----------      ----------
Operating costs and expenses:
  Direct costs                                   1,223,686        406,141        2,185,332         812,686
  Selling, general and administrative              896,156        310,766        1,724,185         549,997
  Depreciation and amortization                    125,109         31,333          244,359          51,072
                                                ----------     ----------       ----------      ----------
    Total operating costs and expenses           2,244,951        748,240        4,153,876       1,413,755
                                                ----------     ----------       ----------      ----------

Loss from operations                              (352,771)      (110,982)        (839,821)       (178,505)

Other income and expenses:
  Interest income                                    9,371              -           20,731               -
  Interest expense                                  13,749         11,893           31,504          18,911
                                                ----------     ----------       ----------      ----------

    Other income and expenses                       (4,378)       (11,893)         (10,773)        (18,911)
                                                ----------     ----------       ----------      ----------

Net loss                                        $ (357,149)    $ (122,875)      $ (850,594)     $ (197,416)
                                                ==========     ==========       ==========      ==========

Net loss                                        $ (357,149)    $ (122,875)      $ (850,594)     $ (197,416)
Preferred stock dividends                          (72,628)             -         (145,258)              -
                                                ----------     ----------       ----------      ----------

Net loss applicable to common stock             $ (429,777)    $ (122,875)      $ (995,852)     $ (197,416)
                                                ==========     ==========       ==========      ==========

NET LOSS APPLICABLE TO COMMON
 STOCK PER SHARE                                $    (0.11)    $    (0.03)      $    (0.24)     $    (0.05)
                                                ==========     ==========       ==========      ==========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES EQUIVALENT OUTSTANDING                   4,086,400      4,075,851        4,086,400       4,020,967
                                                ==========     ==========       ==========      ==========

The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------


                                                      Six Months Ended June 30,
                                                      -------------------------
                                                          1997         1996
                                                      (Unaudited)   (Unaudited)
                                                      -----------   -----------
OPERATING ACTIVITIES:

 Net loss                                             $ (850,594)   $(197,416)
 Adjustments to reconcile net loss to cash
  used in operating activities:
    Depreciation and amortization                        244,359       51,072
    Noncash stock option compensation expense             78,954            -
    Net changes in assets and liabilites:
       Account receivable                               (733,316)      74,053
       Prepaid expenses and other assets                  80,444       (1,195)
       Accounts payable and accrued liabilities        1,054,325     (108,273)
       Deferred revenue                                   32,928      (10,000)
                                                      ----------    ---------

Net cash used in operating activities                    (92,900)    (191,759)
                                                      ----------    ---------

INVESTING ACTIVITIES:
  Purchases of property and equipment                   (270,525)    (128,935)
                                                      ----------    ---------

FINANCING ACTIVITIES:
  Payments on capital leases                              (9,901)      (9,420)
  Net proceeds from issuing common stock                       -      224,810
  Payments on shareholder                               (105,000)           -
  Proceeds from certificate of deposit                 1,000,000            -
  Net repayment of line of credit                       (850,000)           -
                                                      ----------    ---------

Net cash provided by financing activities                 35,099      215,390
                                                      ----------    ---------

Net decrease in unrestricted cash
 and cash equivalents                                   (328,326)    (105,304)
Unrestricted cash and cash
 equivalents at beginning of year                        474,134      267,281
                                                      ----------    ---------

Unrestricted cash and cash
 equivalents at end of year                           $  145,808    $ 161,977
                                                      ==========    =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid                                       $   37,710    $  11,671
                                                      ==========    =========

  Non-cash financing activities:
    Preferred stock dividends                         $  145,000    $       -
                                                      ==========    =========
    Capital lease obligations                         $   84,005    $       -
                                                      ==========    =========

The accompanying notes are an integral part of these financial statements.

CLINICOR, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997 (UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION
------------------------------

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instruction to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB filed on April 15, 1997 for the fiscal year ended December 31, 1996 (Commission File No. 0-21721).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts related to the prior year have been classified to conform to the current year presentation.

NOTE 2 - NET INCOME (LOSS) PER SHARE
------------------------------------

Net loss applicable to common stock per share has been calculated by dividing the Company's net loss applicable to common stock by the weighted average number of shares of the Company's outstanding common stock. Common stock equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("FAS 128") establishing a new methodology for calculating earnings per share. FAS 128 must be adopted as of December 31, 1997, and earlier adoption is not permitted. Had net income (loss) applicable to common stock per share been determined under this new standard, there would have been no change from amounts reported for the three- and six-month periods ended June 30, 1997 and 1996.

NOTE 3 - SUBSEQUENT EVENT
------------------------

On July 1, 1997, the Company closed a $1,000,000 term loan with Oracle Partners, L.P., which netted approximately $900,000 after related closing costs. The loan has a term of six months and an interest rate of 10%. The Company issued a warrant to purchase 200,000 shares of common stock in conjunction with obtaining this financing. The terms of the loan require that it be repaid at an earlier date if the Company completes a private placement of equity securities.

The Company entered into discussions with an institutional investor to sell, in a private placement transaction, equity securities. The terms of this transaction are yet to be fully negotiated. There can be no assurance that the Company will be able to complete such a transaction under acceptable terms.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The information set forth and discussed below for the three and six months ended June 30, 1997, are derived from the Condensed Financial Statements included elsewhere herein. The financial information set forth and discussed below is unaudited but, in the opinion of management, reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such information. The Company's results of operations for a particular quarter may not be indicative of results expected during other quarters or for the entire year.

OVERVIEW

     The Company is a contract research organization ("CRO") providing Phase I through Phase IV clinical trials management, patient recruiting, monitoring, regulatory consulting, biostatistical and data management services for the pharmaceutical, biotechnology and medical device industries ("sponsors"). The Company commenced operations in September 1992 and has achieved its growth through internal development.

     The Company's contracts for services generally vary from a few months to over one year in duration. A portion of the contract fee is typically required to be paid when the contract is initiated, with the balance payable in installments over the contract's duration. The installment payments are either performance-based, relating payment to previously negotiated events such as patient enrollment, patient completion or delivery of databases, or periodic, based on personnel fees and actual expenses, typically billed on a monthly basis.

     In accordance with the terms of the Company's contracts, sponsors may terminate or delay the performance of a contract, potentially causing the Company to experience periods of excess capacity and reductions in service revenue and net income. Trials may be terminated or delayed for a variety of reasons, including unexpected or undesired results, production problems resulting in shortages of the product or delays in supplying the product, adverse patient reaction to the product, or the sponsor's decision to de-emphasize a particular trial. If a trial is terminated, the contract generally provides for a short continuation or wind-down period, as the Company manages required investigator obligations through the termination date. Therefore, the Company is typically entitled to all amounts owed for work performed through the notice of termination and all costs associated with termination of the study.
In addition, contracts may require the payment of a separate early termination fee, the amount of which usually declines as the trial progresses.

     Revenue from contracts is recognized as work is performed. Some contracts contain a fixed price per patient plus either fixed or variable fees for additional service components such as monitoring, project management, advertising, travel, data management, consulting and report writing. Other contracts are time and materials based. Payments received on contracts in excess of amounts earned are recorded as deferred revenue.

     The Company's gross revenue backlog consists of anticipated service revenue from clinical trials and other services that have not been completed and that generally specify completion dates within 24 months. To qualify as "backlog" anticipated projects must be represented by contracts or letter agreements or must be projects for which the Company has commenced a significant level of effort based upon sponsor commitment and approval of a written budget. Once work commences, service revenue is recognized over the life of the contract. At June 30, 1997, the Company's gross revenue backlog was approximately $18.4 million, as compared with approximately $16.5 million at December 31, 1996. The Company believes that its backlog at any given date is not necessarily a meaningful predictor of future results, and no assurances can be given that the Company will fully realize all of its backlog as service revenue.

     Reimbursable costs can include patient and investigator stipends, Institutional Review Board fees, laboratory and medical supplies, patient recruitment advertising, travel and consulting fees. Reimbursable costs that are paid to the Company directly by the client, and for which the Company does not bear the risk of economic loss, are deducted from gross service revenue in accordance with standard CRO industry practice.

     Direct costs include project personnel costs and related overhead costs such as rent, supplies, postage, express delivery and telecommunications as well as study-related costs not reimbursed by clients. Selling, general and administrative expenses consist primarily of compensation and benefits of marketing and administrative personnel, professional services, facility costs, and other overhead items.

RESULTS OF OPERATIONS

Three months ended June 30, 1997 compared with three months ended June 30, 1996
--------------------------------------------------------------------------------

     The following table sets forth, for the periods indicated, certain items included in the Company's unaudited statement of operations for the three months ended June 30, 1997 and 1996, and the percentage of net service revenue for each item. Any results or trends illustrated in the following table may not be indicative of future results or trends.

                                         For the quarter ended June 30,
                                         ------------------------------
                                          1997                    1996
                                          ----                    ----
Service revenues                       $ 2,850,789               $702,876
Reimbursable costs                         958,609                 65,618
                                       -----------               --------
Net service revenue                      1,892,180   100.0%       637,258   100.0%

Operating costs and expenses:
 Direct costs                            1,223,686    64.7%       406,141    63.7%
 Selling, general and administrative       896,156    47.4%       310,766    48.8%
 Depreciation and amortization             125,109     6.6%        31,333     4.9%
                                       -----------               --------
Total operating costs and expenses       2,244,951   118.7%       748,240   117.4%
                                       -----------               --------

Loss from operations                      (352,771)  -18.6%      (110,982)  -17.4%
Net interest income (expense)               (4,378)   - .2%       (11,893)   -1.9%
                                       -----------               --------
Net loss                                $( 357,149)  -18.8%     $(122,875)  -19.3%
                                        ==========              =========

     Net service revenues increased approximately $1,255,000, or 197%. The increase is primarily attributable to an increase in the volume and size of clinical trials and, to a lesser extent, an increase in data management and consulting engagements.

     Reimbursable costs increased to approximately 34% of gross revenue for the three months ended June 30, 1997 as compared to 9% of gross revenue for the same period in 1996. This increase is a direct result of the contract mix for which revenue was recognized during the respective periods. Revenue during the second quarter of 1997 contained a higher amount of reimbursable costs as compared to revenue during the second quarter of 1996. Part of this increase in the reimbursable cost component resulted from a higher ratio of time and materials based contracts.

     Direct costs increased approximately $817,000, or 201%. The increase in direct costs is primarily attributable to the increase in project personnel costs resulting from additional full-time study, patient and data management staff and the related associated overhead. As a percentage of net service revenues, direct costs remained constant at approximately 64%.

     Selling, general and administrative expenses increased approximately $585,000 or 188%, primarily due to increased personnel costs resulting from the additional accounting, information technology, marketing and administrative employees. During the three months ended June 30, 1997, a noncash charge of approximately $40,000 for compensation expense was recorded related to certain performance-based stock options. Professional fees increased due to costs associated with becoming a public company and general corporate legal matters. Office expenses, which include rent, supplies, and telecommunication costs, increased due to the increase in personnel. Selling, general and administrative expenses were approximately 47% of net service revenue for the three months ended June 30, 1997, as compared to 49% for the corresponding 1996 period.

     Depreciation and amortization expenses increased approximately $94,000 or 300%. This increase is primarily a result of the purchase of approximately $1.2 million in property and equipment during the past 12 months. Included in the capital purchases were additions to the Company's computer information systems, facility expansion costs, and office furniture and equipment related to the Company's growing staff and its move to a new corporate office.

     The Company recorded no income tax benefit as a result of the net operating losses for the three months ended June 30, 1996 and 1997, due to the uncertainty that the loss carryforwards will be utilized.

Six months ended June 30, 1997 compared with six months ended June 30, 1996
----------------------------------------------------------------------------

     The following table sets forth, for the periods indicated, certain items included in the Company's unaudited statement of operations for the six months ended June 30, 1997 and 1996, and the percentage of net service revenue for each item. Any results or trends illustrated in the following table may not be indicative of future results or trends.

                                       For the six months ended June 30,
                                       ---------------------------------
                                          1997                   1996
                                          ----                   ----
Service revenues                      $ 5,396,891             $1,557,534
Reimbursable costs                      2,082,836                322,284
                                      -----------             ----------
Net service revenue                     3,314,055   100.0%     1,235,250   100.0%

Operating costs and expenses:
 Direct costs                           2,185,332    65.9%       812,686    65.8%
 Selling, general and administrative    1,724,185    52.0%       549,997    44.5%
 Depreciation and amortization            244,359     7.4%        51,072     4.1%
                                      -----------             ----------
Total operating costs and expenses      4,153,876   125.3%     1,413,755   114.4%
                                      -----------             ----------
Loss from operations                     (839,821)  -25.3%      (178,505)  -14.4%
Net interest income (expense)             (10,773)   - .4%       (18,911)   -1.5%
                                      -----------             ----------
Net loss                              $  (850,594)  -25.7%    $ (197,416)  -15.9%
                                      ===========             ==========

     Net service revenues increased approximately $2,079,000, or 168%. The increase is primarily attributable to an increase in the volume and size of clinical trials and, to a lesser extent, an increase in data management and consulting engagements.

     Reimbursable costs increased to approximately 39% of gross revenue for the six months ended June 30, 1997 as compared to approximately 21% of gross revenue for the same period in 1996. This increase is a direct result of the contract mix for which revenue was recognized during the respective periods. Revenue during the first six months of 1997 contained a higher amount of reimbursable costs as compared to revenue during the corresponding period in 1996. Part of this increase in the reimbursable cost component resulted from a higher ratio of time and materials based contracts in 1997.

     Direct costs increased approximately $1,373,000, or 169%. The increase in direct costs is primarily attributable to the increase in project personnel costs resulting from additional full-time study, patient and data management staff and related associated overhead. As a percentage of net service revenues, direct costs remained constant at approximately 66%.

     Selling, general and administrative expenses increased approximately $1,174,000 or 213%. These increased expenses primarily related to the growth in marketing, accounting, information technology and administrative personnel and related costs. In addition, legal expenses increased due to the costs of becoming a public reporting company. During the six months ended June 30, 1997, a noncash charge of approximately $80,000 for compensation expense was recorded related to certain performance-based stock options. Office expenses, which include rent, supplies, and telecommunication costs increased due to the increase in personnel and the Company's move to larger corporate office facilities. Selling, general and administrative expenses increased to 52% of net service revenue from 45% in the prior period. This increase is primarily attributable to the fact that the growth in personnel exceeded the growth in net service revenue. Management expects this percentage to decrease should the growth in net service revenues continue to increase in the future.

     Depreciation and amortization expenses increased approximately $193,000 or 378%. This increase is primarily a result of the purchase of approximately $1.2 million in property, plant and equipment during the past 12 months. Included in the capital purchases were additions to the Company's computer information systems, facility expansion costs, and office furniture and equipment related to the Company's growing staff and its move to a new corporate office.

     The Company recorded no income tax benefit as a result of the net operating losses for the six months ended June 30, 1997 and 1996, due to the uncertainty that the loss carryforwards will be utilized.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash flow from operating activities improved to $93,000 net cash used for the six months ended June 30, 1997, from $192,000 net cash used in the corresponding period in 1996. The improvement was primarily attributable to the increase in accounts payable exceeding the increase in accounts receivable by approximately $321,000. Overall there was a decrease of approximately $328,000 in unrestricted cash during the six months ended June 30, 1997 compared to a decrease of $105,000 in the corresponding period in 1996. The decrease is primarily attributable to approximately $270,000 of property and equipment purchases. Cash collections for the six months ended June 30, 1997, totaled approximately $4,697,000 as compared with $1,622,000 for the corresponding period in 1996. During the six months ended June 30, 1997, purchases of property and equipment increased by approximately $226,000 from the same period in 1996. This increase was primarily related to the additional personnel hired to support the increase in clinical trials and data management engagements.

     Typically, cash flows from contracts include a payment at the time a contract commences and the balance in installments over the contract's duration, in some cases on a milestone completion basis. Consequently, cash receipts do not necessarily correspond to costs incurred and revenue recognized on contracts. The Company's cash flow is influenced by changes in levels of accounts receivable. Accounts receivable increased to approximately $2,223,000 at June 30, 1997 from approximately $1,490,000 at December 31, 1996. The increase of approximately $733,000 is a result of the growth in revenues and the timing of payments by sponsors.

     Since its inception, the Company has financed its operations and growth with proceeds from private placements of equity securities, advances from shareholders and borrowing arrangements under capital lease obligations and lines of credit. Investing activities have consisted of capital expenditures, primarily for leasehold improvements, information systems, furniture and office equipment.

     The Company has completed three private placements of equity securities in the past two years, which raised approximately $5,684,000 in gross proceeds and approximately $5,200,000 in net proceeds. The Company desires to complete a private placement in 1997. The Company is in discussions with investment bankers and other interested parties regarding such a transaction. In July 1997, the Company began discussions with an institutional investor regarding the investor's purchase of equity securities in a private placement transaction. The parties have agreed in principle as to certain terms of the proposed transaction, but other terms have yet to be negotiated. There can be no assurance that the Company will be able to complete a private placement under acceptable terms.

     In September 1996, the Company obtained a $1,000,000 secured line of credit with an independent financial institution of which $1,000,000 was outstanding as of March 31, 1997. The line of credit was secured by a $1,000,000 certificate of deposit. This line was repaid in May 1997 with the proceeds from the certificate of deposit which secured it.

     On July 1, 1997, the Company entered into a six month term loan agreement with Oracle Partners, L.P. Oracle is the Company's current preferred stockholder. The term loan is secured by all the assets of the Company and was put into place to supplement the Company's working capital while the Company pursued its efforts to complete a private placement of equity securities and a permanent working capital line of credit.

     Based on expected increases in the Company's revenues, receivables and backlog, the Company will require additional working capital to finance its business. The Company's principal cash needs on both a short-term and long-term basis are for the funding of its operations and capital expenditure requirements. Although accounts receivables have increased, the Company has limited cash reserves. As a result, the Company is funding its operations with cash generated from operations, from the increase in accounts payable, from shareholder and officer loans and from capital lease transactions. To fund its growing business, the Company requires additional working capital which can be comprised of a line of credit and/or additional equity capital. The Company is in discussions with several financial institutions in an effort to obtain such funding. However, there can be no assurance that the Company will be able to obtain this funding under acceptable terms.


     Management believes that the proceeds from the Oracle term loan and from the proposed private placement, if obtained, will be sufficient to fund current operations and the expected continued growth of the backlog. Without additional funding, the Company will have to rely on internally generated working capital, which consists primarily of accounts receivable collections and customer advance contract payments, in order to fund its operations. In addition, either the private placement or a permanent working capital line of credit will have to be completed by December 31, 1997, in order for the Company to repay the loan when due. The term loan can be extended at the lender's option for an additional three months.


INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     Certain statements made in this Form 10-QSB, in other SEC filings or written materials, or orally by the Company or its representatives may constitute "forward-looking" statements within the meaning of the federal securities laws. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the factors discussed on pages 11 through 14 of Management's Discussion and Analysis or Plan of Operation set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

                                                                      EXHIBIT A
                                                                      ---------

        Sections 1 and 2 of Article VI of the Articles of Incorporation are amended to read in their entirety as follows:



     SECTION 1.  AUTHORIZED SHARES.  The aggregate number of shares which the
                 -----------------
Corporation shall have authority to issue is 75,055,181, of which (a) 75,000,000 shares shall be designated "Common Stock", par value $.001 per share, (b) 5,181 shares shall be designated "Class A Convertible Preferred Stock", without par value, and (c) 50,000 shares shall be designated "Class B Convertible Preferred Stock", without par value. The "Class A Convertible Preferred Stock" is sometimes referred to as the "Class A Preferred Stock", the "Class B Convertible Preferred Stock" is sometimes referred to as the "Class B Preferred Stock", and both such classes of stock are sometimes referred to collectively as the "Convertible Preferred Stock".

     SECTION 2.  RELATIVE RIGHTS.  Subject to the rights of the holders of the
                 ---------------
Convertible Preferred Stock, the Common Stock shall be entitled to dividends out of funds legally available therefor, when, as and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock. Except as otherwise provided herein or by law, the holders of the Common Stock shall have full voting rights and powers and each share of Common Stock shall be entitled to one vote. The following is a statement of the designations, preferences, limitations and relative rights in respect of the shares of each class of Convertible Preferred Stock of the Corporation. Unless otherwise indicated, references to "Sections" contained herein shall refer to subdivisions of this Section 2 of Article VI.

     A.  CLASS A PREFERRED STOCK
         -----------------------

     Each share of Class A Preferred Stock shall be subject to the following provisions:

      1.  DIVIDENDS.
          ---------

          A.  RIGHT TO RECEIVE DIVIDENDS.  The holders of the Class A Preferred
              --------------------------
Stock shall be entitled to receive, when, if and as declared by the Corporation's Board of Directors, out of funds legally available therefor, cumulative dividends payable as set forth in this Section A(1).

          B.  CUMULATIVE DIVIDENDS AND DIVIDEND PAYMENT DATES.  Dividends on the
              -----------------------------------------------
Class A Preferred Stock shall accrue and shall be cumulative from July 15, 1996, the date of issuance of the shares of Class A Preferred Stock (the "Class A Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation. Until paid, the right to receive dividends on the Class A Preferred Stock shall accumulate, and shall be payable in kind in additional shares of Class A Preferred Stock, as set forth below, in arrears, on June 30 and December 31 of each year (a "Class A Dividend Payment Date"), commencing on December 31, 1996 (the "Initial Class A

Dividend Payment Date") except that if such Class A Dividend Payment Date is not a business day, then the Class A Dividend Payment Date will be the immediately preceding business day.

     Not later than noon on the business day immediately preceding each Class A Dividend Payment Date, the Corporation shall set aside a sufficient number of shares of Class A Preferred Stock for the payment of declared dividends and shall deliver such shares of Class A Preferred Stock to the holders of shares of Class A Preferred Stock as of the record date for such dividend in payment of such declared dividends on such Class A Dividend Payment Date. Each such dividend declared by the Board of Directors on the Class A Preferred Stock shall be paid to the holders of record of shares of the Class A Preferred Stock as they appear on the Stock Register on the record date which shall be the business day next preceding a Class A Dividend Payment Date. Dividends in arrears for any past dividend period may be declared by the Board of Directors of the Corporation and paid on shares of the Class A Preferred Stock on any date fixed by the Board of Directors of the Corporation, whether or not a regular Class A Dividend Payment Date, to holders of record of shares of the Class A Preferred Stock as they appear on such Stock Register on the record date, which shall not be greater than 15 days before such Class A Dividend Payment Date, as may be fixed by the Board of Directors of the Corporation. Any dividend payment made on shares of the Class A Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

     No dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation (other than dividends on shares of the Class A Preferred Stock and the Class B Preferred Stock, in each case as further provided herein) for any dividend period unless full cumulative dividends in accordance with the terms hereof have been or contemporaneously are declared and paid on (i) the Class A Preferred Stock through the most recent Class A Dividend Payment Date, and (ii) the Class B Preferred Stock through the most recent Class B Dividend Payment Date (as hereinafter defined). The Corporation shall not declare or pay or set apart for payment any cash dividends on the shares of Class A Preferred Stock for any dividend period unless (x) full cumulative dividends have been or contemporaneously are declared and paid on the Class B Preferred Stock through the most recent Class B Dividend Payment Date or (y) simultaneously therewith an amount equal to the Class B Proportional Accumulated Dividend (as hereinafter defined), calculated as of the Class A Dividend Payment Date, is set apart for the benefit of the Class B Preferred Stock to be paid on the next Class B Dividend Payment Date, and (z) on such Class A Dividend Payment Date, no violation shall have occurred which has not been cured of the provisions of Sections B(5)(a) - (e). The Corporation shall not declare or pay or set apart for payment less than all of the cash dividends payable on the shares of Class A Preferred Stock for any dividend period unless simultaneously therewith an amount equal to the Class B Proportional Accumulated Dividend (as hereinafter defined), calculated as of the Class A Dividend Payment Date, is set apart for the benefit of the Class B Preferred Stock to be paid on the next Class B Dividend Payment Date. If full cumulative dividends have not been paid or, pursuant to the provisions of this Section A(1)(b), are not entitled to be paid on shares of the Class A Preferred Stock, any dividends thereafter declared on shares of the Class A Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Class A Preferred Stock. Holders of the shares of Class A Preferred Stock shall not be entitled to any cash dividends, in excess of full cumulative dividends as set forth in this paragraph. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Class A Preferred Stock which may be in arrears.

     The "Class B Proportional Accumulated Dividend" shall be an amount equal to the result obtained by multiplying (i) the aggregate amount available for declaration and payment as a cash dividend to all holders of Convertible Preferred Stock on the Class A Dividend Payment Date times (ii) the result obtained by dividing (A) the aggregate amount of accumulated but unpaid cash dividends on the Class B Preferred Stock for each Class B dividend period or part thereof as of the Class A Dividend Payment Date (computed for partial Class B dividend periods by multiplying the Class B Dividend Rate (as hereinafter defined) applicable to such partial Class B dividend period by a fraction the numerator of which shall be the number of days in such partial Class B dividend period prior to the Class A Dividend Payment Date (calculated by counting the first day thereof but excluding the last day thereof) and the denominator of which shall be 360) by (B) the aggregate amount of all accumulated but unpaid dividends on the Convertible Preferred Stock as of the Class A Dividend Payment Date.

          C.  CLASS A DIVIDEND RATE.  The dividend rate (the "Class A Dividend
              ---------------------
Rate") on each share of Class A Preferred Stock shall be 8% per share per annum on the Class A Liquidation Preference (as hereinafter defined) of each such share for the period from the Class A Date of Original Issue until the Initial Class A Dividend Payment Date and, for each dividend period thereafter, which shall commence on the last day of the preceding dividend period and shall end on the next Class A Dividend Payment Date, shall be at the Class A Dividend Rate (as adjusted from time to time as hereinafter provided) on such Class A Liquidation Preference and no more. The amount of dividends per share of the Class A Preferred Stock payable for each dividend period or part thereof shall be computed by multiplying the Class A Dividend Rate for such dividend period by a fraction the numerator of which shall be the number of days in the dividend period or part thereof (calculated by counting the first day thereof but excluding the last day thereof) such share was outstanding and the denominator of which shall be 360 and multiplying the result by the Class A Liquidation Preference. Any such dividend declared shall be payable in kind in additional shares of Class A Preferred Stock. The Corporation shall issue, in payment of such dividend, such number of shares of Class A Preferred Stock as will have an aggregate Class A Liquidation Preference equal to the amount of the dividend so payable by the Corporation. In furtherance thereof, the Corporation shall reserve out of the authorized but unissued shares of Class A Preferred Stock, solely for issuance in respect of the payment of dividends as herein described, a sufficient number of shares of Class A Preferred Stock to pay such dividends, when, if and as declared by the Board of Directors of the Corporation. Notwithstanding anything to the contrary contained herein, from and after July 15, 2001, the Class A Dividend Rate shall increase to 10% per annum on the Class A Liquidation Preference of the shares of Class A Preferred Stock, and thereafter, the Class A Dividend Rate shall increase by an additional 2% per annum on each successive Class A Dividend Payment Date. All such dividends accruing from and after July 15, 2001 shall be payable in cash.

          D.  PURCHASE OF CLASS A PREFERRED STOCK IF DIVIDENDS ARE IN ARREARS.
              ---------------------------------------------------------------
So long as any shares of the Class A Preferred Stock are outstanding, the Corporation may not purchase or otherwise acquire for any consideration (except through a redemption of all the outstanding shares of the Class A Preferred Stock) any shares of the Class A Preferred Stock during any period when dividends on the Class A Preferred Stock are in arrears for any past dividend period.

          E.  WAIVER OF LIMITATION ON DIVIDENDS.  Dividends may be paid on the
              ---------------------------------
Class A Preferred Stock even if, after giving effect thereto, the Corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the Corporation were to be dissolved at the time of such distribution, to satisfy the preferential rights upon dissolution of stockholders, if any, whose preferential rights are superior to those receiving the distribution.

     2.  VOTING RIGHTS.
         -------------

          A. Except as otherwise provided herein or by law, the holders of Class A Preferred Stock shall have full voting rights and powers, and they shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, voting together with the holders of Common Stock and the Class B Preferred Stock as one class; provided, however, that solely with respect to the right to elect and remove directors, the holders of the Class A Preferred Stock shall not be entitled to vote pursuant to this Section A(2)(a). The provisions of Section A(2)(b) hereof shall govern the rights of the holders of Class A Preferred Stock with respect to the election and removal of directors. Each holder of shares of Class A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Class A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          B. In addition to the rights specified in Section A(2)(a) and Section A(4) hereof, the holders of the Class A Preferred Stock, voting separately as one class, shall have the exclusive and special right at all times to elect that number of directors to the Board of Directors of the Corporation (each, a "Class A Preferred Director") as is proportional to their percentage ownership of the Corporation's shares of Common Stock, assuming conversion of all shares of Convertible Preferred Stock then outstanding (with fractional numbers rounded upward to the nearest whole number) and at all times to remove such directors. Such directors shall be elected by the vote of the holders of a majority, and removed by the vote of the holders of two-thirds (2/3), of the shares of Class A Preferred Stock then outstanding. The right of holders of the Class A Preferred Stock contained in this Section A(2)(b) may be exercised either at a special meeting of the holders of Class A Preferred Stock, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. Upon the written request of the holders of record of at least 33-1/3% of the Class A Preferred Stock then outstanding, the Secretary of the Corporation shall call a special meeting of the holders of Class A Preferred Stock for the purpose of (i) removing any director elected pursuant to this A(2)(b) and/or (ii) electing directors to fill a vacancy in the directorship authorized to be filled by the holders of Class A Preferred Stock pursuant to this Section A(2)(b). Such meeting shall be held at the earliest practicable date.

     At any meeting held for the purpose of electing or removing directors at which the holders of Class A Preferred Stock shall have the right to elect or remove directors as provided in this Section A(2)(b), the presence, in person or by proxy, of the holders of record of two-thirds (2/3) of the Class A Preferred Stock then outstanding shall be required to constitute a quorum of the Class A Preferred Stock for such election.

     A vacancy in the directorship to be elected by the holders of Class A Preferred Stock pursuant to this Section A(2)(b) may be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the shares of Class A Preferred Stock then outstanding and may not be filled by the remaining directors.

     3.  RIGHTS ON LIQUIDATION.
         ---------------------

          A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation") occurring prior to the first anniversary of the Class B Original Issue Date (as defined in Section B(1)(a) below), before any distribution of assets of the Corporation shall be made to or set apart for the holders of any class of capital stock of the Corporation, including the holders of Common Stock or the holders of Class B Preferred Stock, the holders of Class A Preferred Stock shall receive payment out of such assets of the Corporation in an amount per share equal to equal to $1,000 (such amount being referred to as the "Class A Liquidation Preference"), plus any accumulated and unpaid dividends thereon (whether or not earned or declared). If the assets of the Corporation available for distribution to the holders of the Class A Preferred Stock shall not be sufficient at such time to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of the Class A Preferred Stock. If the assets of the Corporation available for distribution to the holders of Class A Preferred Stock shall exceed the distribution required to be made to the holders of Class A Preferred Stock, the holders of Class B Preferred Stock shall receive payment out of such assets of the Corporation in an amount per share equal to the Class B Preference Amount (as defined in Section B(2)(a) below). Upon the occurrence of a Liquidation on and after the first anniversary of the Class B Original Issue Date, the Class A Preferred Stock and the Class B Preferred Stock shall rank on a parity as to the receipt of the Class A Liquidation Preference and the Class B Preference Amount. If the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall not be sufficient at such time to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Convertible Preferred Stock based on the aggregate Class A Liquidation Preferences of the shares of Class A Preferred Stock or the aggregate Class B Preference Amounts of the shares of Class B Preferred Stock, as the case may be, held by each such holder. In any event, if the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall exceed the distribution required to be made to the holders of Class A Preferred Stock and the Class B Preferred Stock as herein described, such excess assets shall be distributed pro-rata among the holders of Common Stock.

          B. Unless such event has been approved by the holders of at least 66 2/3% of the shares of Class A Preferred Stock in accordance with Section A(4) below, any consolidation, merger or a statutory share exchange (other than a merger with a wholly-owned subsidiary of the Corporation or a consolidation, merger, share exchange or other business combination in which the outstanding voting stock of the Corporation immediately prior to such consolidation, merger, share exchange or business combination constitutes a majority of the voting stock of the surviving entity) in which the outstanding shares of capital stock of the Corporation are exchanged for securities or other consideration of or from another corporation, or a sale, lease, transfer or other disposition of all or substantially all the assets or stock of the Corporation shall be deemed a Liquidation; provided that the limitation in the priority of payment of the Class B Preference Amount set forth in Section A(3)(a) above in respect of Liquidations occurring prior to the first anniversary of the Class B Original Issue Date shall not apply to any such event, regardless of the date of such Liquidation.

          C. Whenever the distribution provided for in this Section A(3) shall be paid in property other than cash, the value of such distribution shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

          D. Payment in full to the holders of Class A Preferred Stock of the Class A Liquidation Preference shall effect a complete cancellation and redemption of the Class A Preferred Stock.

          E. In the event that outstanding shares of Class A Preferred Stock shall be subdivided into a greater number of shares of Class A Preferred Stock, the Class A Liquidation Preference in effect immediately prior to each such subdivision, simultaneously with the effectiveness of such subdivision, shall be proportionately reduced, and, conversely, in case outstanding shares of Class A Preferred Stock shall be combined into a smaller number of shares of Class A Preferred Stock, the Class A Liquidation Preference in effect immediately prior to each such combination, simultaneously with the effectiveness of such combination, shall be proportionately increased.

     4.  ACTIONS REQUIRING THE CONSENT OF HOLDERS OF CLASS A PREFERRED STOCK.
         -------------------------------------------------------------------
As long as any shares of Class A Preferred Stock are outstanding, the consent of the holders of at least 66-2/3% of the shares of Class A Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at a meeting called for the purpose, shall be necessary for effecting or validating any of the following transactions:

          A. Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation, as amended, or the By-laws of the Corporation which (i) increases the number of authorized shares of the Class A Preferred Stock, (ii) adversely affects the rights, preferences or powers of the Class A Preferred Stock or of the holders thereof, (iii) decreases the required time for the giving of any notice to which the holders of Class A Preferred Stock may be entitled, or (iv) amends, alters or repeals Section A(4)(g) hereof;

          B. The authorization or creation of, or the increase in the number of authorized shares of any stock of any class, or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock);

          C. Any merger or consolidation including the Corporation, or any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation;

          D.  Any Liquidation of the Corporation;

          E. The declaration or payment of any dividends to the holders of Common Stock of the Corporation or any other class of capital stock of the Corporation, other than the Class A Preferred Stock or the Class B Preferred Stock as provided herein;

          F. The repurchase or redemption of any shares of capital stock of the Corporation, other than the redemption of the Class A Preferred Stock or the Class B Preferred Stock as herein provided; or

          G.  Any increase in the number of directors of the Corporation.

     In furtherance and not in limitation of the foregoing, the Corporation shall not in any manner, whether by amendment of the Articles of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, recapitalization, consolidation, sale of assets, sale of stock, tender offer, dissolution or otherwise, directly or indirectly, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is reasonably likely to reduce the value, security, rights or preferences of the Class A Preferred Stock.

     5.  REDEMPTION.
         ----------

          A. Following notice pursuant to Section A(5)(b)(ii) hereof given to all holders of Class A Preferred Stock during the period (the "Class A Redemption Period") commencing July 15, 1998 and continuing for so long as shares of Class A Preferred Stock are outstanding, the Corporation may at the option of the Board of Directors, redeem in whole or in part the shares of Class A Preferred Stock subject to the right of the holders of Class A Preferred Stock to convert the same into shares of the Corporation's Common Stock, as herein described, provided, however, that all preferred dividends payable on any outstanding shares of Class B Preferred Stock shall have been paid through the Class B Dividend Payment Date (as hereinafter defined) immediately preceding the Class A Redemption Date (as hereinafter defined). The Corporation shall effect any such redemption by paying in cash for each such share to be redeemed an amount equal to the Class A Liquidation Preference, per share, plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on such shares to the Class A Redemption Date (such total amounts are hereinafter referred to as the "Class A Redemption Price").

          B. (I) In the event of any redemption pursuant hereto, the Corporation shall effect such redemption as follows. The number of shares subject to redemption shall be allocated pro rata among the holders of outstanding shares of Class A Preferred Stock based upon the number of shares held by each such holder.

             (II) During the Class A Redemption Period, and at least 30 but no more than 60 days prior to the date fixed for any redemption of Class A Preferred Stock (the "Class A Redemption Date"), written notice shall be mailed by first-class certified or registered mail, return receipt requested, postage prepaid, to each holder of record of Class A Preferred Stock to be redeemed, notifying such holder of the redemption to be effected, specifying the Class A Redemption Date, the Class A Redemption Price, the place at which payment may be obtained and the date on which such holder's rights to convert such Class A Preferred Stock into Common Stock shall terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Class A Redemption Notice"). Except as provided in Section A(5)(b)(iii), on or after the Class A Redemption Date, each holder of Class A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Class A Redemption Notice, and thereupon the Class A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled; provided, however, that the holder of any shares of Class A
          --------  -------
Preferred Stock shall have the right, at any time prior to the close of business on any Class A Redemption Date as may have been fixed in any Class A Redemption Notice with respect to such shares, to convert such shares into shares of Common Stock in accordance with Section A(6) below. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (III) From and after the close of business on the Class A Redemption Date, unless there shall have been a default in payment of the Class A Redemption Price, all rights of the holders of the shares of Class A Preferred Stock designated for redemption as holders of Class A Preferred Stock (except the right to receive the Class A Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (IV) Three days prior to the Class A Redemption Date, the Corporation shall deposit the Class A Redemption Price of all outstanding shares of Class A Preferred Stock designated for redemption in the Class A Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authorize such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Class A Redemption Price of the Class A Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this Section A(5)(b)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section A(6) hereof no later than the close of business on the

Class A Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section A(5)(b)(iv) remaining unclaimed at the expiration of two years following the Class A Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Class A Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the Class A Redemption Date.

          C.  PREFERENTIAL REDEMPTION RIGHT.  If at any time between the Class B
              -----------------------------
Original Issue Date and the first anniversary of the Class B Original Issue Date, the Corporation shall elect to redeem all outstanding shares of the Class B Preferred Stock, then at least thirty (30) days (but not more than forty-five
(45) days) prior to the business day immediately preceding the date fixed for such redemption of the Class B Preferred Stock (such date preceding the date fixed for such redemption, the "Class A Preferential Redemption Date"), the Corporation shall mail a written notice (the "Class A Preferential Redemption Notice"), first class postage pre-paid, to each holder of record of the Class A Preferred Stock at the close of business on the business day preceding the day on which the Class A Preferential Redemption Notice is given, notifying such holder that the Board of Directors of the Corporation has determined to redeem all outstanding shares of Class B Preferred Stock on the business day immediately succeeding the Class A Preferential Redemption Date, subject to the prior right of the holders of Class A Preferred Stock to have all shares of Class A Preferred Stock redeemed. The Class A Preferential Redemption Notice (i) shall specify the Class A Preferential Redemption Date, the Class A Redemption Price, and the place at which payment may be obtained, (ii) shall advise such holder of its right to elect to have its shares of Class A Preferred Stock redeemed on the Class A Preferential Redemption Date before any sums shall be paid on any assets distributed in connection with the redemption of any Class B Preferred Stock, and that if such election is made, such shares of Class A Preferred Stock shall be redeemed as of the Class A Preferential Redemption Date and (iii) shall advise such holder that unless the Corporation shall have received the written election to be redeemed by the close of business on the business day immediately preceding the Class A Preferential Redemption Date, then the shares of such holder's Class A Preferred Stock shall not be redeemed as of the Class A Preferential Redemption Date but shall continue to remain outstanding as Class A Preferred Stock. On the Class A Preferential Redemption Date, the Corporation shall set aside monies in an amount sufficient to pay the aggregate Class A Redemption Price for all shares of Class A Preferred Stock for which the Corporation shall have received a written notice of election to be redeemed, and the monies payable to each such holder shall be paid upon such holder's surrender to the Corporation in the manner and at the place designated, of its certificate representing shares of Class A Preferred Stock to be redeemed.

          D.  REDEMPTION OF CLASS A PREFERRED STOCK IF DIVIDENDS ARE IN ARREARS.
              -----------------------------------------------------------------
Notwithstanding the provisions of this Section A(5), shares of the Class A Preferred Stock may not be redeemed, other than in whole, unless, at the Class A Redemption Date (or Class A Preferential Redemption Date), all accumulated and unpaid dividends on the outstanding shares of the Class A Preferred Stock for all past dividend periods shall have been or are being contemporaneously paid or declared and set apart for payment.

          E.  STATUS OF REDEEMED OR PURCHASED SHARES.  Any shares of the Class A
              --------------------------------------
Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

     6.  CONVERSION.
         ----------

          A.  RIGHT TO CONVERT.  The holder of any share or shares of Class A
              ----------------
Preferred Stock shall have the right at any time, at such holder's option, to convert all or a portion of such shares of Class A Preferred Stock held by such holder into such number of fully paid and non assessable shares of Common Stock as is determined by dividing (i) the aggregate Class A Liquidation Preference of the shares of Class A Preferred Stock to be converted by (ii) the Class A Conversion Value (as hereinafter defined) then in effect for such Class A Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Class A Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined in good faith by the Board of Directors of the Corporation.

          B.  MECHANICS OF CONVERSION. Such right of conversion shall be
              -----------------------
exercised by the holder of shares of Class A Preferred Stock by giving prior written notice to the Corporation (the "Class A Conversion Notice") that such holder elects to convert a stated number of shares of Class A Preferred Stock (the "Conversion Shares") into shares of Common Stock on the date specified in the Class A Conversion Notice (which date shall not be earlier than the date of the Class A Conversion Notice), and by surrender of the certificate or certificates representing such Conversion Shares. The Class A Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Promptly after the receipt of the Class A Conversion Notice and surrender of the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or his nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the date specified in the Class A Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date.

          C.  COMMON STOCK RESERVED. The Corporation shall at all times reserve
              ---------------------
and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Class A Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Class A Preferred Stock at the time outstanding. All such shares of Common Stock shall have either been listed or approved for listing subject to official notice of issuance with the National Association of Securities Dealers Automated Quotation System, if such shares are then listed thereon, or on such other securities exchange as such shares may be listed on at the time in question. Such shares shall also have been registered under the Securities Exchange Act of 1934, as amended.

          D.  CONVERSION VALUE. The initial conversion value for the Class A
              ----------------
Preferred Stock shall be $1.50 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section A(6)(d). Such conversion value in effect from time to time, as adjusted pursuant to this Section A(6)(d), is referred to herein as a "Class A Conversion Value." All of the remaining provisions of this Section A(6)(d) shall apply separately to each Class A Conversion Value in effect from time to time with respect to Class A Preferred Stock.

             (I) In the event the Corporation shall, at any time or from time to time, issue or sell any shares of Common Stock (including treasury shares), other than any such sales pursuant to options or warrants that are outstanding as of July 15, 1996, for a consideration per share less than the Class A Conversion Value in effect for the Class A Preferred Stock immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Class A Conversion Value for the Class A Preferred Stock shall be reduced to a price equal to the consideration per share paid for such Common Stock. For purposes of this Section A(6)(d)(i), the following provisions shall also be applicable:

     (1) In the event the Corporation shall, in any manner, grant any right to subscribe for or to purchase, or any option for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to for purposes of this Section A(6)(d) as "Convertible Securities"), whether or not such rights or options are immediately exercisable, and the minimum price per share for which Common Stock is issuable pursuant to such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities) shall be less than the Class A Conversion Value in effect for the Class A Preferred Stock, immediately prior to the time of the granting of such rights or options, then for the purposes of determining the Class A Conversion Value for the Class A Preferred Stock, the Corporation shall be deemed to have issued shares of Common Stock at such price per share as of the date of granting of such rights or options, and the adjustment of the Class A Conversion Value required by this Section A(6)(d)(i) shall be made as of the date of granting of such rights or options; provided, however, that no further adjustment of such
                        --------  -------
Class A Conversion Value shall be made upon the actual issue of Common Stock or Convertible Securities upon the exercise of such rights or options or upon the issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     (2) In the event the Corporation shall in any manner issue or sell any Convertible Securities, whether or not the rights to convert or exchange thereunder are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation in consideration of the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon conversion or exchange thereof by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Class A Conversion Value in effect for the Class A Preferred Stock immediately prior to the time of the issue or sale of such Convertible Securities, then for purposes of determining the Class A Conversion Value for such Class A Preferred Stock, the Corporation shall be deemed to have issued shares of Common Stock at such price per share as of the date of the issue or sale of such Convertible Securities, and the adjustment of the Class A Conversion Value required by this Section A(6)(d)(i) shall be made as of the date of the issue or sale of such Convertible Securities; provided, however,
                                                          --------  -------
that no further adjustment of such Class A Conversion Value shall be made upon the actual conversion or exchange of such Convertible Securities.

     (3) In the event any shares of Common Stock or Convertible Securities or any rights or options to purchase any such stock or securities shall be issued for cash, the consideration received therefor, less any out-of-pocket expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith, shall be deemed to be the amount of consideration received by the Corporation therefor.

The Board of Directors of the Corporation shall determine (irrespective of any treatment thereof on the books of account of the Corporation) the fair value of any consideration other than money received upon any such issue, and shall, in case any of the foregoing is issued with other stock, securities or assets of the Corporation determine in good faith what part of the consideration received therefor is applicable to the issue of the Common Stock, Convertible Securities or rights or options for the purchase thereof.

             (II) Notwithstanding the provisions of Section A(6)(d)(i) hereof, in the event the Corporation shall, at any time, issue any shares of Common Stock (A) by stock dividend or any other distribution upon any stock of the Corporation payable in Common Stock or in Convertible Securities or (B) in subdivision of its outstanding Common Stock, by reclassification or otherwise, the Class A Conversion Value then in effect shall be reduced proportionately, and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the Class A Conversion Value then in effect shall be proportionately increased.

             (III) If any capital reorganization or reclassification of the Common Stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful or adequate provision shall be made whereby the holders of Class A Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the exercise of their conversion rights, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon the exercise of such rights had such reorganization, reclassification, consolidation, merger or sale not taken place, and, in such case, appropriate provision shall be made with respect to the rights and interests of the holders of Class A Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the Class A Conversion Value) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger or sale without the consent of the holders of Class A Preferred Stock as herein described.

             (IV) In the event that (A) there shall be any decrease in the purchase price provided for in any right or option referred to in Section A(6)(d)(i)(1) hereof or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A(6)(d)(i)(1) hereof or Section A(6)(d)(i)(2) hereof, or (B) there shall be any increase in the rate at which any Convertible Securities referred to in Section A(6)(d)(i)(1) hereof or Section A(6)(d)(i)(2) hereof are convertible into or exchangeable for shares of Common Stock, the Class A Conversion Value in effect at the time of such decrease or increase shall forthwith be reduced to the Class A Conversion Value which would have been in effect at such time had such outstanding rights or options or Convertible Securities provided for such decreased purchase price or additional consideration or increased conversion rate, as the case may be, at the time initially granted, issued or sold.

             (V) Each adjustment in each Class A Conversion Value shall be calculated to the nearest cent.

             (VI) If any event occurs as to which in the opinion of the Board of Directors the other provisions of this Section A(6)(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Class A Preferred Stock in accordance with the intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing any Class A Conversion Value as otherwise determined pursuant to this Section A(6)(d) except in the event of a combination of shares of the type contemplated in Section A(6)(d)(ii) hereof and then in no event in an amount greater than such Class A Conversion Value as adjusted pursuant to Section A(6)(d)(ii) hereof.

     E.  STOCK TRANSFER TAXES. The issue of stock certificates upon conversion
         --------------------
of the Class A Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Class A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     F.  CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment
         -----------------------------
or readjustment of the Class A Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Class A Conversion Value at the time in effect for the Class A Preferred Stock and
(iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Class A Preferred Stock owned by such holder.

     G.  NOTICES OF RECORD DATE. In the event of any fixing by the Corporation
         ----------------------
of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Preferred Stock at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

     H.  NOTICES.  Any notice required by the provisions of this Section A(6) to
         -------
be given to the holders of shares of Class A Preferred Stock shall be deemed given upon receipt if personally delivered with receipt acknowledged, or upon receipt if delivered by a reputable overnight courier service or by United States first-class certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     7.  PURCHASE RIGHTS.  If at any time the Corporation grants, issues or
         ---------------
sells any options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Class A Purchase Rights"), then each holder of Class A Preferred Stock will be entitled to acquire upon the terms applicable to such Class A Purchase Rights, the aggregate Class A Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Class A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Class A Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Class A Purchase Rights.

     8.  DEFAULTS.  In the event (i) the Corporation defaults in the payment
         --------
of any dividend on a Class A Dividend Payment Date, whether or not such dividend is earned or declared, (ii) the Corporation defaults in the payment of the Class B Preferred Dividend on six (6) consecutive Class B Dividend Payment Dates (as hereinafter defined) or (iii) the aggregate amount of all accumulated but unpaid Class B Preferred Dividends (as hereinafter defined) shall equal or exceed the amount of $18 per share of Class B Preferred Stock, then each director elected by the holders of the Class A Preferred Stock pursuant to Section A(2)(b) hereof shall have the absolute right, immediately upon the occurrence of any such default and continuing until such default has been cured, to cast two votes on all matters as to which the directors are entitled to vote, while each director elected by the holders of Common Stock shall have the right to cast one vote with respect to such matters. Such votes, together with the number of votes of the Class B Preferred Director (as hereinafter defined) if there shall then be a Class B Preferred Director pursuant to Section B(3)(c), shall collectively constitute not less than a majority of all votes which the Board of Directors shall be entitled to cast. The Corporation shall give immediate written notice to the holders of Class A Preferred Stock of the occurrence of any default specified herein.

     9.  NOTICES OF RECORD DATE.  In the event of any:
         ----------------------

           A. except with respect to dividends payable to holders of Class B Preferred Stock pursuant to Section B(1), taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

          B. capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger, consolidation, or share exchange of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, or any other entity or person; or

          C.  Liquidation of the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Class A Preferred Stock a notice specifying (i) the record date for such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be mailed at least ten
(10) days prior to the date specified in such notice on which such action is to be taken.

     B.  CLASS B PREFERRED STOCK
         -----------------------

     Each share of Class B Preferred Stock shall be subject to the following provisions:

          1.  DIVIDENDS.
              ----------

     A. The holders of Class B Preferred Stock shall be entitled to receive dividends on a cumulative basis from the actual date of original issue of each share of Class B

Preferred Stock (the "Class B Original Issue Date"), whether or not declared, out of funds legally available therefor, at the annual rate of $12.00 per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares or pursuant to the provisions of Section B(1)(b) hereof, the "Class B Dividend Rate"), payable quarterly on the first day of each February, May, August, and November in each year (each a "Class B Dividend Payment Date") or otherwise upon the occurrence of an event described in Sections B(2), (4) or (6) hereof, prorated for any partial year (collectively, the "Class B Preferred Dividend"). Payments shall commence on the first Class B Dividend Payment Date to occur after the Class B Original Issue Date, to the holders of record of the Class B Preferred Stock on the fifteenth day of the month preceding each such Class B Dividend Payment Date, in the initial amount of $3.00 per share on each such Class B Dividend Payment Date, or such lesser amount as shall result from any proration in respect of any partial quarterly period. The amount of Class B Preferred Dividends payable upon the occurrence of any event described in Sections B(2), (4) or (6) hereof shall be computed by multiplying the applicable Class B Dividend Rate by a fraction, the numerator of which shall be the number of days since the preceding Class B Dividend Payment Date to the date of payment of such partial Class B Preferred Dividend and the denominator of which shall be 360.

     B. Beginning on the fifth anniversary of the Class B Original Issue Date and subsequently on the date occurring every six (6) months thereafter, the Class B Dividend Rate shall be adjusted by increasing the Class B Dividend Rate then in effect by $2.00 per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares).

     C. No dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation (other than dividends on shares of the Class A Preferred Stock and the Class B Preferred Stock, in each case as further provided herein) for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on (i) the Class A Preferred Stock through the most recent Class A Dividend Payment Date, and (ii) the Class B Preferred Stock through the most recent Class B Dividend Payment Date. The Corporation shall not declare or pay or set apart for payment any cash dividends on the shares of Class B Preferred Stock for any dividend period unless (x) full cumulative dividends (to the extent payable in cash) have been or contemporaneously are declared and paid on the Class A Preferred Stock through the most recent Class A Dividend Payment Date or (y) simultaneously therewith an amount equal to the Class A Proportional Accumulated Dividend (as hereinafter defined), calculated as of the Class B Dividend Payment Date, is set apart for the benefit of the Class A Preferred Stock to be paid on the next Class A Dividend Payment Date and (z) on such Class B Dividend Payment Date, no violation shall have occurred which has not been cured of the provisions of Section A(2)(b) or Section A(4)(a)-(g) (excluding the last paragraph of Section A(4)), or Section A(7). The Corporation shall not declare or pay or set apart for payment less than all of the cash dividends payable on the shares of Class B Preferred Stock for any dividend period unless simultaneously therewith an amount equal to the Class A Proportional Accumulated Dividend (as hereinafter defined), calculated as of the Class B Dividend Payment Date, is set apart for the benefit of the Class A Preferred Stock to be paid on the next Class A Dividend Payment Date. If full cumulative dividends have not been paid or, pursuant to the provisions of this Section B(1)(c), are not entitled to be paid on shares of the Class B Preferred Stock, any dividends thereafter declared on shares of the Class B Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Class B Preferred Stock. Holders of the shares of Class B Preferred Stock shall not be entitled to any cash dividends in excess of full cumulative dividends as set forth in this Section B(1)(c). No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Class B Preferred Stock which may be in arrears.

          The "Class A Proportional Accumulated Dividend" shall be an amount equal to the result obtained by multiplying (i) the aggregate amount available for declaration and payment as a cash dividend to all holders of Convertible Preferred Stock on the Class B Dividend Payment Date times (ii) the result obtained by dividing (A) the aggregate amount of accumulated but unpaid cash dividends on the Class A Preferred Stock for each Class A dividend period or part thereof as of the Class B Dividend Payment Date (computed for partial Class A dividend periods by multiplying the Class A Dividend Rate applicable to such partial Class A dividend period by a fraction the numerator of which shall be the number of days in such partial Class A dividend period prior to the Class B Dividend Payment Date (calculated by counting the first day thereof but excluding the last day thereof) and the denominator of which shall be 360) by
(B) the aggregate amount of all accumulated but unpaid cash dividends on the Convertible Preferred Stock as of the Class B Dividend Payment Date.

         D.  Waiver of Limitation on Dividends.  Class B Preferred Dividends
             ---------------------------------
may be paid even if, after giving effect thereto, the Corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the Corporation were to be dissolved at the time of such distribution, to satisfy the preferential rights upon dissolution of stockholders, if any, whose preferential rights are superior to those receiving the distribution.

     2.  LIQUIDATION, DISSOLUTION, OR WINDING UP.
         ---------------------------------------

         A. In the event of any Liquidation (as defined in Section A(3)(a) above) occurring prior to the first anniversary of the Class B Original Issue Date, before any distribution of assets of the Corporation shall be made to or set apart for the holders of any class of capital stock of the Corporation, including the holders of Common Stock or the holders of Class B Preferred Stock, the holders of Class A Preferred Stock shall receive payment out of such assets of the Corporation in an amount per share equal to the Class A Liquidation Preference (as defined in Section A(3)(a)), plus any accumulated and unpaid dividends thereon (whether or not earned or declared). If the assets of the Corporation available for distribution to the holders of the Class A Preferred Stock shall not be sufficient at such time to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of the Class A Preferred Stock. If the assets of the Corporation available for distribution to the holders of Class A Preferred Stock shall exceed the distribution required to be made to the holders of Class A Preferred Stock, the holders of Class B Preferred Stock shall receive payment out of such assets of the Corporation in an amount per share equal to One Hundred Dollars ($100.00) plus the accrued but unpaid Class B Preferred Dividend as set forth in Section B(1)(a) hereof (the "Class B Preference Amount"). Upon the occurrence of a Liquidation on and after the first anniversary of the Class B Original Issue Date, the Class A Preferred Stock and the Class B Preferred Stock shall rank on a parity as to the receipt of the Class A Liquidation Preference and the Class B Preference Amount. If the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall not be sufficient at such time to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Convertible Preferred Stock based on the aggregate Class A Liquidation Preferences of the shares of Class A Preferred Stock or the aggregate Class B Preference Amounts of the shares of Class B Preferred Stock, as the case may be, held by each such holder. In any event, if the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall exceed the distribution required to be made to the holders of Class A Preferred Stock and the Class B Preferred Stock as herein described, such excess assets shall be distributed pro-rata among the holders of Common Stock .

         B. Any consolidation, merger or a statutory share exchange (other than a merger with a wholly-owned subsidiary of the Corporation or a consolidation, merger, share exchange or other business combination in which the outstanding voting stock of the Corporation immediately prior to such consolidation, merger, share exchange or business combination constitutes a majority of the voting stock of the surviving entity) in which the outstanding shares of capital stock of the Corporation are exchanged for securities or other consideration of or from another corporation, or a sale, lease, transfer or other disposition of all or substantially all the assets or stock of the Corporation shall be deemed a Liquidation; provided, however, that any such event shall not be so regarded as a Liquidation, with respect to the Class B Preferred Stock if the holders of two-thirds (2/3) of the outstanding shares of the outstanding Class B Preferred Stock approve such event or elect not to have any such event deemed to be a Liquidation, by giving written notice thereof to the Corporation at least ten
(10) days prior to the effective date of such event; and further provided that the limitation in the priority of payment of the Class B Preference Amount set forth in Sections A(3)(a) and B(2)(a) above in respect of Liquidations occurring prior to the first anniversary of the Class B Original Issue Date shall not apply to any such event, regardless of the date of such Liquidation.

         C. Whenever the distribution provided for in this Section B(2) shall be paid in property other than cash, the value of such distribution shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

         D. Payment in full to the holders of Class B Preferred Stock of the Class B Preference Amount shall effect a complete cancellation and redemption of the Class B Preferred Stock.

         E. In the event that outstanding shares of Class B Preferred Stock shall be subdivided into a greater number of shares of Class B Preferred Stock, the Class B Preference Amount in effect immediately prior to each such subdivision, simultaneously with the effectiveness of such subdivision, shall be proportionately reduced, and, conversely, in case outstanding shares of Class B Preferred Stock shall be combined into a smaller number of shares of Class B Preferred Stock, the Class B Preference Amount in effect immediately prior to each such combination, simultaneously with the effectiveness of such combination, shall be proportionately increased.

     3.  VOTING RIGHTS.
         -------------

         A. Except as otherwise required by law, or as specifically provided herein, the holders of shares of Class B Preferred Stock shall vote in a single class together with the holders of shares of Class A Preferred Stock and Common Stock on all matters submitted to a vote of the stockholders of the Corporation; provided, however, with respect to the election and removal of directors, the holders of the Class B Preferred Stock shall vote with the holders of Common Stock as a single class. In any class vote pursuant to the preceding sentence, each holder of Class B Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock which would be issuable upon conversion of such shares of Class B Preferred Stock, as provided in Section B(4)(a) hereof (the "As Converted Number of Shares") of such holder (with fractional shares rounded to the nearest whole number, with one-half being rounded upward) at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of the Class B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

         B. In lieu of the right to vote with the holders of Common Stock pursuant to Section B(3)(a) in the election or removal of directors, upon the affirmative vote or written consent of the holders of two-thirds (2/3) of the shares of Class B Preferred Stock or as provided in Section B(3)(c), the holders of the Class B Preferred Stock, voting separately as one class, shall have the exclusive and special right to elect one (1) member of the Board of Directors ("Class B Preferred Director"). The Class B Preferred Director shall have one vote, except as provided in Section B(3)(c) below. The right of the holders of the Class B Preferred Stock, voting separately as one class, to elect the Class B Preferred Director pursuant to this Section B(3)(b) shall terminate at such time as fewer than one third (1/3) of the number of shares of Class B Preferred Stock issued on the Class B Original Issue Date (as adjusted for stock splits, combinations and other recapitalizations) shall continue to remain outstanding; provided, however, that the holders of Class B Preferred Stock, voting separately as one class, shall in every event be entitled to elect the Class B Preferred Director when such Class B Preferred Director, if elected, would be entitled to more than one vote in accordance with the provisions of Section B(3)(c).

The Class B Preferred Director shall be elected by the vote of the holders of a majority, and removed by the vote of the holders of two-thirds (2/3), of the shares of Class B Preferred Stock then outstanding. The right of holders of the Class B Preferred Stock contained in this Section B(3)(b) to elect a Class B Preferred Director may be exercised either at a special meeting of the holders of Class B Preferred Stock, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. Upon the written request of the holders of record of at least 33-1/3% of the Class B Preferred Stock then outstanding, the Secretary of the Corporation shall call a special meeting of the holders of Class B Preferred Stock for the purpose of (i) removing a Class B Preferred Director and/or (ii) electing a Class B Preferred Director to fill a vacancy in the directorship authorized to be filled by the holders of Class B Preferred Stock pursuant to this Section B(3)(b). Such meeting shall be held at the earliest practicable date.

At any meeting held for the purpose of electing or removing a Class B Preferred Director, the presence, in person or by proxy, of the holders of record of two-thirds of the Class B Preferred Stock then outstanding shall be required to constitute a quorum of the Class B Preferred Stock for such election.

A vacancy in the directorship to be elected by the holders of Class B Preferred Stock pursuant to this Section B(3)(b) may be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the shares of Class B Preferred Stock then outstanding and may not be filled by the remaining directors.

     C. So long as, and only so long as, either (i) the Corporation fails to pay the Class B Preferred Dividend on six (6) consecutive Class B Dividend Payment Dates, or (ii) the aggregate amount of all accumulated but unpaid Class B Preferred Dividends shall equal or exceed the amount of $18.00 per share of Class B Preferred Stock, or (iii) a default exists which, pursuant to Section A(8) above, entitles each Class A Preferred Director to cast two (2) votes on all matters as to which the directors of the Corporation are entitled to vote, then the holders of Class B Preferred Stock shall be deemed to have exercised their right under Section B(3)(b) to elect a Class B Preferred Director (if they have not previously done so), whereupon the size of the Board of Directors of the Corporation shall be increased by one (1) director, the holders of the Class B Preferred Stock shall have the right to elect a Class B Preferred Director as provided in Section B(3)(b) and the Class B Preferred Director shall have the same number of votes which the Class A Preferred Directors collectively shall be entitled to cast, as such number may vary from time to time, or, if there are no Class A Preferred Directors, such number of votes as shall constitute a majority of all votes which the Board of Directors shall be entitled to cast. The right of the Class B Preferred Director to have more than one vote pursuant to this Section B(3)(c) shall terminate at such time as both (x) no shares of Class A Preferred Stock remain outstanding and (y) the Corporation shall have consummated a public offering pursuant to a firm commitment underwriting at a price to the public of at least $5.00 per share of Common Stock of the Corporation (as adjusted proportionately for any stock dividends, combinations or stock splits after the Class B Original Issue Date) registered in compliance with the Securities Act of 1933, as amended (the "Securities Act") and applicable rules and regulations thereunder and registered, qualified or exempt from registration or qualification under or in compliance with any applicable state securities laws which shall have resulted in the receipt by the Corporation of net proceeds of at least $10,000,000 (after the payment of expenses, including underwriting discounts and commissions, but before any proceeds from the exercise of any underwriter's over-allotment option) for the Common Stock of the Corporation offered thereunder.

     4.  CONVERSION RIGHTS.  The holders of the Class B Preferred Stock shall
         -----------------
have the following conversion rights:

         A.  RIGHT TO CONVERT.  Each share of Class B Preferred Stock shall be
             ----------------
convertible at any time, and from time to time, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Hundred Dollars ($100.00) (the "Numerator") by the Class B Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Class B Preferred Stock without the payment of additional consideration by the holder thereof (the "Class B Conversion Price") initially shall be three dollars ($3.00). Such initial Class B Conversion Price, and the rate at which shares of Class B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a Liquidation of the Corporation, the conversion rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Class B Preferred Stock; provided, however, that such termination shall not be effective if such liquidation, dissolution or winding up of the Corporation is not consummated.

         B.  ADJUSTMENT TO CONVERSION PRICE UPON OCCURRENCE OF EXTRAORDINARY
             ---------------------------------------------------------------
COMMON STOCK EVENT.  Upon the happening of an Extraordinary Common Stock Event
------------------
(as hereinafter defined), the Class B Conversion Price for the Class B Preferred Stock, simultaneously with the happening of such Extraordinary Common Stock Event, shall be adjusted by multiplying the then-effective Class B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained thereafter shall be the Class B Conversion Price for the Class B Preferred Stock. The Class B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event(s). "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a stock split or subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a reverse stock split or combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

         C.  RECAPITALIZATION OR RECLASSIFICATION.  If the Common Stock issuable
             ------------------------------------
upon the conversion of the Class B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section B(4)(b) hereof, or a reorganization, merger, share exchange, consolidation, or sale of assets provided for in Section B(4)(d) hereof), then and in each such event the holder of each share of Class B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such recapitalization, reclassification, or other change by holders of the number of shares of Common Stock into which such share of Class B Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, or change, all subject to further adjustment as provided herein.

     D.  MERGER, SHARE EXCHANGE, CONSOLIDATION, OR SALE OF ASSETS.  If at any
         --------------------------------------------------------
time or from time to time there shall be a capital reorganization of the Corporation, including a merger, share exchange, consolidation, or sale of all or substantially all of assets of the Corporation (other than a subdivision or combination of shares or stock dividend provided for in Section B(4)(b) hereof), then, as a part of such reorganization, provision shall be made so that the holders of the Class B Preferred Stock thereafter shall be entitled to receive, upon conversion of each share of the Class B Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such shares of Class B Preferred Stock might have been converted immediately prior to such capital reorganization would have been entitled to receive. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B(4) with respect to the rights of the holders of the Class B Preferred Stock after the reorganization to the end that the provisions of this Section B(4) (including adjustment of the Class B Conversion Price then in effect and the number of shares acquired upon conversion of the Class B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. Notwithstanding the foregoing, in the case of a consolidation, merger, share exchange, or sale of all or substantially all the assets of the Corporation, the provisions of Section B(2)(b) shall apply to the Class B Preferred Stock, and this Section B(4)(d) shall not apply unless, as provided in Section B(2)(b), the holders of two-thirds (2/3) of the outstanding shares of Class B Preferred Stock elect that such event shall not be deemed to be a Liquidation of the Corporation.

     E.  CERTAIN DILUTIVE ISSUES.
         -----------------------

         (I)  SPECIAL DEFINITIONS.   For purposes of this Section B(4)(e), the
              -------------------
following definitions apply:

               (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below), except for (A) rights or options to acquire up to 2,000,000 shares of Common Stock which may be granted to employees, directors or consultants to the Corporation pursuant to the Corporation's 1995 Employee and Consultant Stock Option Plan (the "Option Plan") or any similar plan or arrangement hereafter adopted, and approved by the stockholders of the Corporation, for the benefit of the Corporation's employees, consultants and directors, (B) warrants and sales agent warrants to purchase an aggregate of 758,720 shares of Common Stock outstanding or reserved for issuance on the Class B Original Issue Date (the "Outstanding Warrants") and (C) an outstanding contractual option to issue 50,000 shares of Common Stock to Randolph Haag (the "Contractual Option").

               (2) "Convertible Securities" shall mean any evidences of indebtedness, shares of stock (other than Common Stock, Class A Preferred Stock and Class B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

               (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section B(4)(e)(iii)) by the Corporation after the Class B Original Issue Date, other than shares of Common Stock issued or issuable upon (i) conversion of shares of Class A Preferred Stock or Class B Preferred Stock or as a dividend or distribution on Class A Preferred Stock or Class B Preferred Stock, (ii) the exercise of options granted under the Option Plan, (iii) the exercise of the Outstanding Warrants, or (iv) the exercise of the Contractual Option.

             (II)  NO ADJUSTMENT OF CONVERSION PRICE.  Any provision herein
                    ---------------------------------
to the contrary notwithstanding, no adjustment in the number of shares of Common Stock into which shares of Class B Preferred Stock is convertible shall be made, by adjustment in the Class B Conversion Price, unless the consideration per share (determined pursuant to Section B(4)(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Class B Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

             (III)  ISSUE OF OPTIONS AND CONVERTIBLE SECURITIES.   In the event
                    -------------------------------------------
the Corporation at any time or from time to time after the Class B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section B(4)(e)(v) hereof) of such Additional Shares of Common Stock would be less than the Class B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) no further adjustments in the Class B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Class B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided, however, that no such adjustment of the Class B Conversion Price shall affect Common Stock previously issued upon conversion of shares of Class A Preferred Stock or Class B Preferred Stock;

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Class B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                       (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of

Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                       (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section B(4)(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to Section B(4)(e)(iii)(2) or
(3) above shall have the effect of increasing the Class B Conversion Price to an amount which exceeds the lower of (a) the Class B Conversion Price prior to the initial adjustment to which the readjustment applies, or (b) the Class B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the date of the initial adjustment date and such readjustment date; and

                    (5) in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Class B Conversion Price then in effect shall forthwith be readjusted to such Class B Conversion Price as would have been obtained had the adjustment which was initially made upon the issuance of such unexercised Option or unconverted Convertible Security, been made upon the basis of such subsequent change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

             (IV)  ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL
                   ----------------------------------------------------------
SHARES OF COMMON STOCK.  In the event the Corporation at any time after the
----------------------
Class B Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B(4)(e)(iii), but excluding any shares of Class A Preferred Stock issued to the holders of Class A Preferred Stock on or before July 15, 1999, in payment of dividends on such Class A Preferred Stock pursuant to the provisions of Section A(1)(c) above) without consideration or for a consideration per share less than the Class B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event:

                    (1) until such time as the aggregate amount of such consideration received or deemed to have been received by the Corporation upon the issuance of Additional Shares of Common Stock shall equal $1,500,000 and provided that the per share price for each such issuance of Additional Shares of Common Stock shall be no less than the Fair Market Value (as hereinafter defined), the Class B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the then current Class B Conversion Price by a fraction the numerator of which shall be the sum of

                       (A) the number of shares of Common Stock outstanding immediately prior to such issue, plus
                                 ----

                       (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Class B Conversion Price in effect immediately prior to such issuance and the denominator of which shall be the sum of

                       (X) the number of shares of Common Stock outstanding immediately prior to such issue, plus
                                 ----

                       (Y) the number of such Additional Shares of Common Stock so issued.

For the purpose of the above calculation, the number of shares of Common Stock outstanding shall be calculated on a fully diluted basis, as if all shares of Convertible Preferred Stock and all other Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance, and the resulting securities fully converted into shares of Common Stock, if so convertible as of such date. This calculation shall not include, however, any Additional Shares of Common Stock issuable with respect to shares of Convertible Preferred Stock, Convertible Securities or outstanding options, warrants or other rights for the purchase of shares or Convertible Securities, solely as a result of adjustment of the Class B Conversion Price resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

                    (2) On and after the date that the aggregate amount of consideration received or deemed to have been received by the Corporation upon the issuance of Additional Shares of Common Stock equals or exceeds $1,500,000, and subject to the provisions of Section B(6)(c) below, the Class B Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration received or deemed received by the Corporation, on a per share basis, for the issue of such Additional Shares of Common Stock.

     The provisions of this Section B(4)(e)(iv) do not apply if the provisions of any of Section B(4)(b), (c) or (d) apply.

             (V)  DETERMINATION OF CONSIDERATION.  The consideration received
                  ------------------------------
by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                   (1)  CASH, PROPERTY, AND OTHER CONSIDERATION. Such
                        ---------------------------------------
consideration shall:

                       (A) insofar as it consists of cash, be computed as the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (B) insofar as it consists of property, services, or other consideration other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation, be the proportion of the consideration so received, computed as provided in Sections B(4)(e)(v)(1)(a) and (b) above, as is determined in good faith by the Board of Directors.

                    (2)  OPTIONS AND CONVERTIBLE SECURITIES.  The
                         ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be deemed to be the sum of the consideration paid for such Option or Convertible Security, if any, plus the lowest consideration per share then payable upon the exercise of Options, as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein designed to protect against dilution. If Options or Convertible Securities are issued together with other securities or instruments of the Corporation, the Board of Directors shall determine in good faith the amount of consideration paid for such Option or Convertible Securities.

                    F.  ADJUSTMENT UPON FAILURE TO COMPLETE TARGET SECONDARY
                        ----------------------------------------------------
OFFERING. In the occurred, the Class B Conversion Price shall be adjusted on
--------
January 1, 1999 to equal two dollars and seventy-five cents ($2.75) or such other amount as shall result from a proportional adjustment to the Class B Conversion Price pursuant to Sections B(4)(b), (c) or (d) above. The term "Target Secondary Offering" shall mean the public offering pursuant to a firm commitment underwriting at a price to the public of at least $5.00 per share of Common Stock of the Corporation (as adjusted proportionally for any stock dividends, combinations or splits) registered in compliance with the Securities Act and applicable rules and regulations thereunder and registered, qualified or exempt from registration or qualification under or in compliance with any applicable state securities laws which (i) shall have been closed on or before December 31, 1998 and (ii) shall have resulted in the receipt by the Corporation on or before such date of net proceeds of at least $10,000,000 (after the payment of expenses, including underwriting discounts and commissions but before any proceeds from the exercise of any underwriter's over-allotment option) for the Common Stock of the Corporation offered thereunder.

                    G.  CERTIFICATE AS TO ADJUSTMENTS.  In each case of an
                        -----------------------------
adjustment or readjustment of the Class B Conversion Price of the Class B Preferred Stock, the Corporation will furnish each holder of the Class B Preferred Stock with a certificate prepared by the Chief Financial Officer of the Corporation showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

                    H.  EXERCISE OF CONVERSION PRIVILEGE.  To exercise its
                        --------------------------------
conversion privilege, a holder of Class B Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, accompanied by written notice to the Corporation at that office that such stockholder elects to convert such shares (a "Conversion Notice"). The Conversion Notice also shall state the name(s) and address(es) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Class B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when the Conversion Notice is received by the Corporation together with the certificate(s) representing the shares of Class B

Preferred Stock being converted shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Class B Preferred Stock being converted, or on its written order, such certificate(s) as it may request of the number of whole shares of Common Stock issuable upon the conversion of such shares of Class B Preferred Stock in accordance with the provisions of this Section B(4) and cash, as provided in Section B(4)(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as a holder of the converted shares of Class B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

                    I.  CASH IN LIEU OF FRACTIONAL SHARES.  No fractional
                        ---------------------------------
shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Class B Preferred Stock. Instead of any fractional shares of Common Stock that otherwise would be issuable upon conversion of shares of Class B Preferred Stock, the Corporation shall pay to the holder of the shares of Class B Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Fair Market Value (as hereinafter defined) price per share of the Common Stock at the close of business on the Conversion Date. The term "Fair Market Value" shall mean (i) in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest),
(ii) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Corporation,
(iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the Wall Street Journal, or if there are no bids and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported, and (iv) in the case of a security determined by the Corporation's Board of Directors as not having an active quoted market or in the case of other property, such value as shall be determined by the Board of Directors. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Class B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Class B Preferred Stock being converted.

                    J.  RESERVATION OF COMMON STOCK.  The Corporation at all
                        ---------------------------
times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred Stock, such number of its shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Class B Preferred Stock.

     5.  RESTRICTIONS AND LIMITATIONS.   So long as any shares of Class B
         ----------------------------
Preferred Stock remain outstanding, the Corporation will not take any of the following actions without the affirmative vote or consent (with each share of Class B Preferred Stock being entitled to one vote) of the holders of at least a majority of the outstanding shares of the Class B Preferred Stock, given in writing or by resolution adopted at a meeting called for such purpose:

       A. amend the Articles of Incorporation or the Bylaws of the Corporation if such amendment would:

            (I) reduce the Class B Dividend Rate on the Class B Preferred Stock provided for herein, make such dividends noncumulative, defer the date from which dividends will accrue, cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Class B Preferred Stock as to the payment of dividends in relation to the holders of any other class or series of capital stock of the Corporation;

            (II) reduce the amount payable to the holders of the Class B Preferred Stock upon a Liquidation of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Class B Preferred Stock;

            (III) reduce the Class B Redemption Price specified in Section B(6) hereof with respect to the Class B Preferred Stock;

            (IV) cancel or modify the conversion rights of the Class B Preferred Stock provided for in Section B(4) hereof; or

            (V) adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of Class B Preferred Stock;

       B. redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock, other than by redemption of Class A Preferred Stock in accordance with the provisions of Section A(5) above or the Class B Preferred Stock in accordance with Section B(6) hereof;

       C. authorize or create any stock of any class or series of a class of capital stock, or any security convertible into or exchangeable for stock of any class;

       D. recapitalize or reclassify or cancel all or any part of the outstanding capital stock of the Corporation, or otherwise reorganize the affairs of the Corporation in any manner which adversely affects the Class B Preferred Stock or the rights of the holders thereof relative to any other class or series of the Corporation's capital stock or the rights of the holders thereof; or

       E. increase or decrease (other than by redemption or as a result of the conversion thereof) the total number of authorized shares of any class or series of capital stock.

  6.   REDEMPTION.
       ----------

       A.  REDEMPTION AT CORPORATION'S OPTION. At the option of the Corporation,
           ----------------------------------
the Corporation may fix a date (the "Class B Redemption Date") on which it shall redeem all (but not less than all) of the then outstanding shares of Class B Preferred Stock by paying in cash to the holders thereof and in respect of each such share of Class B Preferred Stock, the Class

B Redemption Price (as defined below), (i) at any time prior to the fifth anniversary of the Class B Original Issue Date but only in the event that the average bid price of the Common Stock of the Corporation exceeds $6.00 per share with respect to each of the twenty (20) consecutive Trading Days (as defined below) immediately preceding the date of the Class B Redemption Notice (as defined in Section B(6)(b) hereof), or (ii) at any time after the fifth anniversary of the Class B Original Issue Date. A holder of Class B Preferred Stock may elect, by written notice delivered to the Corporation not less than twenty-one (21) days prior to the Class B Redemption Date, to waive its right to have redeemed all (but not less than all) of the shares of Class B Preferred Stock held by such holder which are eligible to be redeemed on such Class B Redemption Date, provided that on such Class B Redemption Date each such share of Class B Preferred Stock which is not redeemed shall be converted automatically into shares of Common Stock at the Class B Conversion Price then in effect on such Class B Redemption Date. The term "Trading Day" shall mean any day other than Saturday or Sunday on which national securities exchanges are open for trading and trades in Corporation Common Stock occur. The term "Class B Redemption Price" shall mean (i) in the event the Class B Redemption Date occurs prior to the second anniversary of the Class B Original Issue Date, an amount per share equal to (A) One Hundred Dollars ($100.00) plus (B) the difference, if any, obtained by subtracting all amounts actually paid as Class B Preferred Dividends in respect of such share from $24.00 (as adjusted for any stock dividends, combinations, or splits with respect to such share) or (ii) in the event the Class B Redemption Date occurs on or after the second anniversary of the Class B Original Issue Date, an amount per share equal to the Class B Preference Amount (determined as provided in Section B(2)(a) hereof).

       B.  PROCEDURES FOR REDEMPTION OF CLASS B PREFERRED STOCK.  At least
           ----------------------------------------------------
thirty (30) days but not more than forty-five (45) days prior to the Class B Redemption Date the Corporation shall mail a written notice, first class postage prepaid, to each holder of record at the close of business on the business day preceding the day on which notice is given, of the Class B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying (i) the number of shares to be redeemed from such holder, (ii) the Class B Redemption Date, (iii) the Class B Redemption Price, (iv) the place at which payment may be obtained, (v) advising such holder of its right to elect to waive its right to have all (but not less than all) such shares redeemed and that, if such election is made, such shares of Class B Preferred Stock which are not redeemed shall be converted automatically into shares of Common Stock at the Class B Conversion Price then in effect (setting forth such Class B Conversion Price), and (vi) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Class B Redemption Notice"). On or after the Class B Redemption Date, each holder of Class B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Class B Redemption Notice, and thereupon the Class B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after each Class B Redemption Date, unless there shall have been a default in payment of the Class B Redemption Price, any shares of Class B Preferred Stock redeemed on such Class B Redemption Date shall not be entitled to any further rights as Class B Preferred Stock and shall not be deemed outstanding for any purpose.

       C.  REDEMPTION UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.  In
           -------------------------------------------------------------
the event that, at any time after the Class B Original Issue Date, the Corporation proposes to issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B(4)(e)(iii) hereof) without consideration or for a consideration per share less than the Class B Conversion Price in effect immediately prior to such issue, and such issuance would cause adjustment of the Class B Conversion Price pursuant to the provisions of Section B(4)(e)(iv)(2) above, the Corporation may on the date of issuance, or the date of deemed issuance, as the case may be, of such Additional Shares of Common Stock (the "Dilutive Issue Redemption Date"), redeem all (but not less than all) of the then outstanding shares of Class B Preferred Stock by paying in cash to the holders thereof and in respect of each share of Class B Preferred Stock, the Dilutive Issue Redemption Price (as defined below). The term "Dilutive Issue Redemption Price" shall mean an amount per share equal to (A) One Hundred Dollars ($100.00) plus (B) the greater of (x) the amount which equals a twenty percent (20%) compound annual rate of return on $100.00 for the period from the Class B Original Issue Date to and including the Dilutive Issue Redemption Date or (y) $24.00 per share minus, in each case, all amounts actually paid as Class B Preferred Dividends. In the event the Corporation elects to redeem the Class B Preferred Stock pursuant to the provisions of this Section B(6)(c), the Corporation shall give prompt written notice (but not more than forty-five (45) days prior to the anticipated Dilutive Issue Redemption Date), to each holder of record of the Class B Preferred Stock, of the anticipated Dilutive Issue Redemption Date, which notice shall be mailed, first class postage prepaid, to the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected and specifying (i) the anticipated Dilutive Issue Redemption Date, (ii) the anticipated Dilutive Issue Redemption Price, and (iii) advising the holder that payment of the Dilutive Issue Redemption Price shall be made on the actual Dilutive Issue Redemption Date by official bank check mailed to the holder of record at the address last shown on the records of the Corporation for such holder, unless such holder shall instruct the Corporation in writing received at least two (2) business days prior to the anticipated Dilutive Issue Redemption Date that such payment is to be made by federal reserve wire transfer in immediately available funds to the account of the holder specified in such written instructions. Upon payment by the Corporation of the Dilutive Issue Redemption Price, the shares of Class B Preferred Stock redeemed on such Dilutive Issue Redemption Date shall not be entitled to any further rights as Class B Preferred Stock and shall not be deemed outstanding for any purpose, irrespective of whether certificates representing such redeemed shares shall remain in the possession of the former holder of record thereof.

         D.  SUBORDINATION OF RIGHT OF REDEMPTION.  At any time during the
             ------------------------------------
period between the Class B Original Issue Date and the first anniversary of the Class B Original Issue Date, the Corporation may not exercise its right to redeem shares of Class B Preferred Stock pursuant to this Section B(6) unless the Corporation shall first have offered to redeem all outstanding shares of Class A Preferred Stock and either (i) each holder of Class A Preferred Stock shall have elected (or be deemed to have elected) not to have its shares redeemed or (ii) the shares of each holder of Class A Preferred Stock not so electing shall have been redeemed pursuant to the provisions of Section A(5)(c). The Corporation's right to redeem shares of Class B Preferred Stock pursuant to this Section B(6) is further subject to the requirement that all preferred dividends on the Class A Preferred Stock shall have been paid through the Class A Dividend Payment Date immediately preceding the Class B Redemption Date or Dilutive Issue Redemption Date, as applicable.

     7.  NO REISSUANCE OF CLASS B PREFERRED STOCK.  No share(s) of  Class B
         ----------------------------------------
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

     8.  NO DILUTION OR IMPAIRMENT.  The Corporation will not, by amendment
         -------------------------
of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Class B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Class B Preferred Stock set forth herein.

     9.  NOTICES OF RECORD DATE.  In the event of any:
         ----------------------

         A. except with respect to dividends payable to holders of Class A Preferred Stock pursuant to Section A(1), taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

         B. capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger, consolidation, or share exchange of the Corporation, or any transfer of all or substantially all the assets of the Corporation to any other corporation, or any other entity or person; or

         C.  Liquidation of the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Class B Preferred Stock a notice specifying (i) the record date for such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be mailed at least ten
(10) days prior to the date specified in such notice on which such action is to be taken.

                              Preliminary Copies

                                     PROXY
                        THIS PROXY IS SOLICITED BY THE
                     BOARD OF DIRECTORS OF CLINICOR, INC.

     The undersigned stockholder of Clinicor, Inc. (the "Company") hereby appoints Thomas P. O'Donnell and Robert S. Sammis, or either of them (with full power to act alone and to designate substitutes), proxies of the undersigned, with authority to vote and act with respect to all shares of common stock of the Company that the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on Wednesday, November 12, 1997, at 9:00 A. M. (Austin, Texas time) at the offices of the Company, 1717 West Sixth Street, Suite 400, Austin, Texas, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, upon matters noted below and upon such other matters as may properly come before the meeting. The shares represented by the Proxy shall be voted as follows:

1. To amend the Company's Articles of Incorporation to (i) create a new class of preferred stock, to be denominated "Class B Convertible Preferred Stock," (ii) increase the number of authorized shares of the Company to 75,055,181 to add 50,000 shares of Class B Convertible Preferred Stock, and
     (iii) redesignate the existing class of Convertible Preferred Stock as Class A Convertible Preferred Stock and modify certain terms of the Convertible Preferred Stock.

                   [ ]FOR      [ ] AGAINST      [ ] ABSTAIN

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE PROPOSITION LISTED ABOVE UNLESS OTHERWISE INDICATED.

                           (Continued on back side)

                          (Continued from front side)

     If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote "FOR" the foregoing amendment. This Proxy is solicited on behalf of the Board of Directors of Clinicor, Inc. and may be revoked prior to exercise.

                                  Dated:  ____________________________, 1997.

                                  _________________________________________
                                    (Signature(s) of Stockholder(s)

                                  _________________________________________
                                    (Signature(s) of Stockholder(s)

                                  NOTE: Signature(s) should follow exactly the name(s) on the stock certificates. An executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign.

                                  ALL JOINT OWNERS MUST SIGN.